Exhibit 10.1.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of September 30, 2010 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is among GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), in its capacity as agent for Lenders (as defined below) (together with its successors and assigns in such capacity, “Agent”), the financial institutions who are or hereafter become parties to this Agreement as lenders (together with GECC, collectively the “Lenders”, and each individually, a “Lender”), SYNTA PHARMACEUTICALS CORP., a Delaware corporation (“Borrower”), and the other entities or persons, if any, who are or hereafter become parties to this Agreement as guarantors (each a “Guarantor” and collectively, the “Guarantors”, and together with Borrower, each a “Loan Party” and collectively, “Loan Parties”).

RECITALS

Borrower wishes to borrow funds from time to time from Lenders, and Lenders desire to make loans, advances and other extensions of credit, severally and not jointly, to Borrower from time to time pursuant to the terms and conditions of this Agreement.

AGREEMENT

Loan Parties, Agent and Lenders agree as follows:

1.              DEFINITIONS.

As used in this Agreement, all capitalized terms shall have the definitions as provided herein.  Any accounting term used but not defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America, as in effect from time to time (“GAAP”) and all calculations shall be made in accordance with GAAP.  The term “financial statements” shall include the accompanying notes and schedules.  All other terms used but not defined herein shall have the meaning given to such terms in the Uniform Commercial Code as adopted in the State of New York, as amended and supplemented from time to time (the “UCC”).

2.              LOANS AND TERMS OF PAYMENT.

2.1.    Promise to Pay.  Borrower promises to pay Agent, for the ratable accounts of Lenders, when due pursuant to the terms hereof, the aggregate unpaid principal amount of all loans, advances and other extensions of credit made severally by the Lenders to Borrower under this Agreement, together with interest on the unpaid principal amount of such loans, advances and other extensions of credit at the interest rates set forth herein.

2.2.    Term Loan.

(a)                                  Commitment.  Subject to the terms and conditions hereof, each Lender, severally, but not jointly, agrees to make a term loan (collectively, the “Term Loan”) to Borrower on the Closing Date (as defined below) in an aggregate principal amount not to exceed such Lender’s commitment as identified on Schedule A hereto (such commitment of each Lender as it may be amended to reflect assignments made in accordance with this Agreement or terminated or reduced in accordance with this Agreement, its “Commitment”, and the aggregate of all such commitments, the “Commitments”).  Notwithstanding the foregoing, the aggregate principal amount of the Term Loan made hereunder shall not exceed $15,000,000 (the “Total Commitment”).  Each Lender’s obligation to fund the Term Loan shall be limited to such Lender’s Pro Rata Share (as defined below) of the Term Loan.

(b)                                 Funding of Term Loan.  On the Closing Date, after all conditions in Section 4.1 have been satisfied, each Lender, severally and not jointly, shall make available to Agent its Pro Rata Share of the Term Loan, in lawful money of the United States of America in immediately available funds, to the Collection Account (as defined below) prior to 11:00 a.m. (New York time) on the specified date.  Agent shall, unless it shall have determined that one of the conditions set forth in Section 4.1 has not been satisfied, by 4:00 p.m. (New York time) on such day, credit the amounts received by it in like funds to Borrower by wire transfer to, unless otherwise specified in a Disbursement Letter (as defined below), the following deposit account of Borrower (or such other deposit account as specified in writing by an authorized officer of Borrower and acceptable to Agent) (the “Designated Deposit Account”):

Bank Name: State Street Bank & Trust Company
Bank Address:	XXXXXXXXXX
XXXXXXXXXX
ABA#: XXXXXXXXXX
Account #: XXXXXXXXXX
Account Name: Synta Pharmaceuticals Corp.
Ref: XXXXXXXXXX

(c)                                  Notes.  If requested by a Lender, the portion of the Term Loan of such Lender shall be evidenced by a promissory note substantially in the form of Exhibit A hereto (each a “Note” and, collectively, the “Notes”), and Borrower shall execute and deliver a Note to such Lender.  Each Note shall represent the obligation of Borrower to pay to such Lender the lesser of (a) the aggregate unpaid principal amount of the Term Loan made by such Lender to or on behalf of Borrower under this Agreement or (b) the amount of such Lender’s Commitment, in each case together with interest thereon as prescribed in Section 2.3(a).

2.3.    Interest and Repayment.

(a)                                  Interest.  The Term Loan shall accrue interest in arrears from the Closing Date until the Term Loan is fully repaid at a fixed per annum rate of interest equal to the sum of (i) the Treasury Rate (as defined below) in effect on the day that is three (3) Business Days prior to the making of the Term Loan as determined by Agent plus (ii) 8.72%; provided however that the interest rate for the Term Loan will not be less than 9.75% per annum.  All computations of interest and fees calculated on a per annum basis shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and fees are payable.  Each determination of an interest rate or the amount of a fee hereunder shall be made by Agent and shall be conclusive, binding and final for all purposes, absent manifest error.  As used herein, the term “Treasury Rate” means a per annum rate of interest equal to the rate published by the Board of Governors of the Federal Reserve System in Federal Reserve Statistical Release H.15 entitled “Selected Interest Rates” under the heading “U.S. Government Securities/Treasury Constant Maturities” as the three year treasuries constant maturities rate.  In the event Release H.15 is no longer published, Agent shall select a comparable publication to determine the U.S. Treasury note yield to maturity.

(b)                                 Payments of Principal and Interest.

(i)                      Interest Payments.  Borrower shall pay interest on the Term Loan to the Agent, for the ratable benefit of Lenders, in arrears on the first day of each calendar month (each, a “Scheduled Payment Date”) at the rate of interest determined in accordance with Section 2.3(a), commencing on November 1, 2010.

(ii)                     Principal Payments.  Borrower shall repay principal on the Term Loan to the Agent, for the ratable benefit of the Lenders, in (A) twenty-six (26) equal consecutive monthly installments of $555,555.56 on each Scheduled Payment Date, commencing on July 1, 2011 and (B) one monthly installment of $555,555.44 on September 1, 2013.

(iii)                    Payments Generally.  Notwithstanding the foregoing provisions of this Section 2.3(b), all unpaid principal and accrued interest with respect to the Term Loan is due and payable in full to Agent, for the ratable benefit of Lenders, on the earlier of (A) September 1, 2013 or (B) the date that the Term Loan otherwise becomes due and payable hereunder, whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise (the earlier of (A) or (B), the “Term Loan Maturity Date”).  Each scheduled payment of interest or principal hereunder is referred to herein as a “Scheduled Payment.”  Without limiting the foregoing, all Obligations shall be due and payable on the Term Loan Maturity Date.

(c)                                  No Reborrowing.  Once any portion of the Term Loan is repaid or prepaid, it cannot be reborrowed.

(d)                                 Payments.  All payments (including prepayments) to be made by any Loan Party under any Debt Document shall be made by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder) in U.S. dollars, without setoff or counterclaim to the Collection Account (as defined below) before 11:00 a.m. (New York time) on the date when due.  All payments received by Agent after 11:00 a.m. (New York time) on any Business Day or at any time on a day that is not a Business Day may, in Agent’s sole discretion, be deemed to be received on the next Business Day.  Whenever any payment required under this Agreement would otherwise be due on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.  All Scheduled Payments due to Agent and Lenders under Section 2.3(b) shall be effected by automatic debit by Agent of the appropriate funds from Borrower’s operating account specified on the EPS Setup Form (as defined below) to be distributed by Agent to Lenders in accordance with their Pro Rate Share. As used herein, the term “Collection Account” means the following account of Agent (or such other account as Agent shall identify to Borrower in writing):

Bank Name: Deutsche Bank

Bank Address: XXXXXXXXXX

ABA Number: XXXXXXXXXX

Account Number: XXXXXXXXXX

Account Name: GECC HH Cash Flow Collections

Ref:  XXXXXXXXXX

(e)                                  Withholdings and Increased Costs.  All payments shall be made free and clear of any taxes, withholdings, duties, impositions or other charges (other than taxes on the overall net income of any Lender and comparable taxes), such that Agent and Lenders will receive the entire amount of any Obligations (as defined below), regardless of source of payment.  If Agent or any Lender shall have determined that the introduction of or any change in, after the date hereof, any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order reduces the rate of return on Agent or such Lender’s capital as a consequence of its obligations hereunder or increases the cost to Agent or such Lender of agreeing to make or making, funding or maintaining the Term Loan, then Borrower shall from time to time upon demand by Agent or such Lender (with a copy of such demand to Agent) promptly pay to Agent for its own account or for the account of such Lender, as the case may be, additional amounts sufficient to compensate Agent or such Lender for such reduction or for such increased cost.  A certificate as to the amount of such reduction or such increased cost submitted by Agent or such Lender (with a copy to Agent) to Borrower shall be conclusive and binding on Borrower, absent manifest error, provided that, neither Agent nor any Lender shall be entitled to payment of any amounts under this Section 2.3(e) unless it has delivered such certificate to Borrower within 180 days after the occurrence of the changes or events giving rise to the increased costs to, or reduction in the amounts received by, Agent or such Lender.  This provision shall survive the termination of this Agreement.

(f)                                    Loan Records.  Each Lender shall maintain in accordance with its usual practice accounts evidencing the Obligations of Borrower to such Lender resulting from such Lender’s Pro Rata Share of the Term Loan, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  Agent shall maintain in accordance with its usual practice a loan account on its books to record the Term Loan and any other extensions of credit made by Lenders hereunder, and all payments thereon made by Borrower.  The entries made in such accounts shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the Obligations recorded therein absent manifest error; provided, however, that no error in such account and no failure of any Lender or Agent to maintain any such account shall affect the obligations of Borrower to repay the Obligations in accordance with their terms.

(g)                                 Payment of Expenses and other Obligations.  Agent is authorized to, and at its sole election may, debit funds from Borrower’s operating account specified on the EPS Setup Form (as defined below) to pay all Obligations under this Agreement or any of the other Debt Documents if and to the extent Borrower fails to promptly pay any such amounts as and when due (after taking into account any applicable grace periods for such payment set forth in Section 8.1(a)).

2.4.    Prepayments.  Borrower can voluntarily prepay, upon five (5) Business Days’ prior written notice to Agent, the Term Loan in full, but not in part.  Upon the date of (a) any voluntary prepayment of the Term Loan in accordance with the immediately preceding sentence or (b) any mandatory prepayment of the Term Loan required under this Agreement (whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise), Borrower shall pay to Agent, for the ratable benefit of the Lenders, a sum equal to (i) all outstanding principal plus accrued interest with respect to the Term Loan, plus (ii) the Final Payment Fee (as such term is defined in Section 2.7(c)) for the Term Loan, and plus (iii) a prepayment premium (as yield maintenance for the loss of a bargain and not as a penalty) equal to: (i) 4% of the prepayment amount, if such prepayment is made on or before the one year anniversary of the Closing Date, (ii) 2% of the prepayment amount, if such prepayment is made after the one year anniversary of the Closing Date but on or before the two year anniversary of the Closing Date, and (iii) 1% of the prepayment amount, if such prepayment is made after the two year anniversary of the Closing Date but before the Term Loan Maturity Date.  Notwithstanding the foregoing, Borrower shall not be required to pay a prepayment premium solely in the instance where (x) the Agent in its discretion in accordance with Section 6.4 has applied insurance proceeds against the Obligations prior to the occurrence of a Default or Event of Default; provided, that, the prepayment premium exclusion in this sentence shall not apply to any application of insurance proceeds (regardless of whether a Default or Event of Default has occurred or is continuing) if Borrower has not reinvested insurance proceeds as permitted and in accordance with Section 6.4 within the Reinvestment Period (as defined in Section 6.4), or (y) the outstanding Obligations are paid in full either (A) at the request of the Agent and/or Required Lenders solely as a result of an Event of Default pursuant to Section 8.1(k)(iii) or (B) at the election of the Borrower after requesting in writing a consent and/or waiver to an Event of Default pursuant to Section 8.1(k)(iii) (so long as such request is based upon a bona fide request or action by Kovner (as defined below) to purchase Stock in excess of what is permitted pursuant to Section 8.1(k)(iii)) which Agent and/or the Required Lenders have indicated in writing will not be granted.

2.5.    Late Fees.  If Agent does not receive any Scheduled Payment or other payment under any Debt Document from any Loan Party within 5 days after its due date, then, at Agent’s election, such Loan Party agrees to pay to Agent for the ratable benefit of all Lenders, a late fee equal to (a) 5% of the amount of such unpaid payment or (b) such lesser amount that, if paid, would not cause the interest and fees paid by such Loan Party under this Agreement to exceed the Maximum Lawful Rate (as defined below) (the “Late Fee”).

2.6.    Default Rate.  The Term Loan and all other Obligations shall bear interest, at the option of Agent or upon the request of the Requisite Lenders (as defined below), from and after the occurrence and during the continuation of an Event of Default (as defined below), at a rate equal to the lesser of (a) 5% above the rate of interest applicable to such Obligations as set forth in Section 2.3(a) immediately prior to the occurrence of the Event of Default and (b) the Maximum Lawful Rate (the “Default Rate”).  The application of the Default Rate shall not be interpreted or deemed to extend any cure period or waive any Default or Event of Default or otherwise limit the Agent’s or any Lender’s right or remedies hereunder.  All interest payable at the Default Rate shall be payable on demand.

2.7.    Lender Fees.

(a)                                  Agency Fee.  On the Closing Date, Borrower shall pay to Agent, for benefit of the Lenders on the Closing Date in accordance with their Pro Rata Shares, a non-refundable agency fee in an amount equal to $75,000.00, which fee shall be fully earned when paid.

(b)                                 Closing Fee.  On the Closing Date, Borrower shall pay to Agent, for the benefit of Lenders on the Closing Date in accordance with their Pro Rata Shares, a non-refundable closing fee in an amount equal to $75,000.00, which fee shall be fully earned when paid.

(c)                                  Final Payment Fee.  On the date upon which the outstanding principal amount of the Term Loan is repaid in full, or if earlier, is required to be repaid in full (whether by scheduled payment, voluntary prepayment, acceleration of the Obligations pursuant to Section 8.2 or otherwise), Borrower shall pay to Agent, for benefit of the Lenders on such date in accordance with their Pro Rata Shares, a fee equal to 3% of the original principal amount of the Term Loan (the “Final Payment Fee”), which Final Payment Fee shall be deemed to be fully-earned on the Closing Date.

2.8.    Maximum Lawful Rate.  Anything herein, any Note or any other Debt Document (as defined below) to the contrary notwithstanding, the obligations of Loan Parties hereunder and thereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by Agent and Lenders would be contrary to the provisions of any law applicable to Agent and  Lenders limiting the highest rate of interest which may be lawfully contracted for, charged or received by  Agent and Lenders, and in such event Loan Parties shall pay Agent and Lenders interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder or thereunder is less than the Maximum Lawful Rate, Loan Parties shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent and Lenders is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the making of the Term Loan as otherwise provided in this Agreement, any Note or any other Debt Document.

3.              CREATION OF SECURITY INTEREST.

3.1.    Grant of Security Interest.  As security for the prompt payment and performance, whether at the stated maturity, by acceleration or otherwise, of the Term Loan and other debt, obligations and liabilities of any kind whatsoever of Borrower to Agent and Lenders under the Debt Documents (whether for principal, interest, fees, expenses, prepayment premiums, indemnities, reimbursements or other sums, and whether or not such amounts accrue after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not allowed in such case or proceeding), absolute or contingent, now existing or arising in the future, including but not limited to the payment and performance of any outstanding Notes, and any renewals, extensions and modifications of the Term Loan (such indebtedness under the Notes, Term Loan and other debt, obligations and liabilities in connection with the Debt Documents are collectively called the “Obligations”), and as security for the prompt payment and performance by each Guarantor of the Guaranteed Obligations as defined in the Guaranty (as defined below), each Loan Party does hereby grant to Agent, for the benefit of Agent and Lenders, a security interest in the property listed below (all hereinafter collectively called the “Collateral”):

All of such Loan Party’s personal property of every kind and nature whether now owned or hereafter acquired by, or arising in favor of, such Loan Party, and regardless of where located, including, without limitation, all accounts, chattel paper (whether tangible or electronic), commercial tort claims, deposit accounts, documents, equipment, financial assets, fixtures, goods, instruments, investment property (including, without limitation, all securities accounts), inventory, letter-of-credit rights, letters of credit, securities, supporting obligations, cash, cash equivalents, any other contract rights (including, without limitation, rights under any license agreements), or rights to the payment of money, and general intangibles, and all books and records of such Loan Party relating thereto, and in and against all additions, attachments, accessories and accessions to such property, all substitutions, replacements or exchanges therefor, all proceeds, insurance claims, products, profits and other rights to payments not otherwise included in the foregoing (with each of the foregoing terms that are defined in the UCC having the meaning set forth in the UCC);

; provided, that, the grant of security interest herein shall not extend to and the term “Collateral” shall not include (a) Intellectual Property (as defined below) to the extent excluded under Section 3.3, (b) equipment subject to liens permitted pursuant to Section 7.2(c) solely to the extent that with respect to financing agreements entered into in connection therewith (i) prior to the Closing Date, such agreements prohibit the granting of a lien in such equipment or (ii) after the Closing Date, such agreements prohibit the granting of a lien in such equipment after the Loan Parties have used commercially reasonable efforts to get such restriction removed; provided that, upon the termination or expiration of any such financing arrangement or prohibition on such lien such equipment shall automatically be subject to the security interest granted in favor of the Agent hereunder and become part of the “Collateral”, and (c) more than 65% of the issued and outstanding voting capital stock of any Subsidiary of the Borrower that is incorporated or organized in a jurisdiction other than the United States or any state or territory thereof (each a “Foreign Subsidiary”).

For the avoidance of doubt, any security interest granted by any Loan Party in Intellectual Property which constitutes license, contract or other general intangible rights of such Loan Party, shall not include any rights retained by the third Person licensor in the underlying licensed Intellectual Property owned by such Person.

Each Loan Party hereby represents and covenants that such security interest constitutes a valid, first priority security interest in the presently existing Collateral (subject only to Permitted Liens that would be prior to the security interest granted hereunder as a matter of law, but not solely as a result of a prior UCC financing statement filing), and will constitute a valid, first priority security interest in Collateral acquired after the date hereof (subject only to Permitted Liens that would be prior to the security interest granted hereunder as a matter of law, but not solely as a result of a prior UCC financing statement filing).  Each Loan Party hereby covenants that it shall give written notice to Agent promptly upon the acquisition by such Loan Party or creation in favor of such Loan Party of any commercial tort claim after the Closing Date.

3.2.    Financing Statements.  Each Loan Party hereby authorizes Agent to file UCC financing statements with all appropriate jurisdictions to perfect Agent’s security interest (for the benefit of itself and the Lenders) granted hereby.

3.3.    Grant of Security Interest in Proceeds of Intellectual Property.   Subject to the terms and conditions of Section 3.4 below, the Collateral shall not include any Intellectual Property of any Loan Party; provided however, that the Collateral shall include all cash, royalty fees, claims, products, awards, judgments, insurance claims, claims for damages by way of any past, present or future infringement, other proceeds, accounts and general intangibles that consist of rights of payment to or on behalf of a Loan Party or proceeds from the sale, licensing or other disposition of all or any part of, or rights in, the Intellectual Property by or on behalf of a Loan Party (“Rights to Payment”) whether or not the foregoing is included in the definition of the Intellectual Property.  Notwithstanding the foregoing, to the extent it is necessary under applicable law to have a security interest in the underlying Intellectual Property in order for Agent to have (i) a security interest in the Rights to Payment and (ii) a security interest in any payments with respect to Rights to Payment that are received after the commencement of a  bankruptcy or insolvency proceeding, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit attachment and perfection of Agent’s security interest (on behalf of itself and Lenders) in the Rights to Payment and any payments in respect thereof that are received after the commencement of any bankruptcy or insolvency proceeding.  Agent hereby agrees on behalf of itself and the Lenders that, if Agent obtains a security interest in the Intellectual Property pursuant to the immediately preceding sentence (but not pursuant to Section 3.4), Agent will not exercise any remedies (under the UCC or otherwise) with respect to the Intellectual Property (other than remedies with respect to Rights to Payment).  As used herein, “Intellectual Property” shall mean any and all copyright, trademark, servicemark, patent, design right, software, trade secret and intangible rights of a Loan Party related thereto and any applications, registrations, claims, products, awards, judgments, amendments, renewals, extensions, improvements and insurance claims related thereto, whether now owned or hereafter acquired, or any claims for damages by way of any past, present or future infringement of any of the foregoing.

3.4.    Automatic Grant of Security Interest in Intellectual Property.

(a)                                  IP Security Interest Event.  As used in this Section 3.4, the term “IP Security Interest Event” shall mean the occurrence of the following at any time: Borrower shall fail at any time to have unrestricted balance sheet cash and Cash Equivalents (as defined below) in one or more deposit accounts or securities accounts subject to an Account Control Agreement in an aggregate amount of at least the product of (i) negative nine (-9) multiplied by (ii) the Cash Burn Amount at such time.

(b)                                 Cash Burn Amount.  As used in this Section 3.4, the term “Cash Burn Amount” shall mean, with respect to Borrower and its consolidated Subsidiaries, as of any date of determination and based on the financial statements most recently delivered to Agent and the Lenders in accordance with this Agreement, the difference between:

(1) the product of (i) the sum of, without duplication, (A) net income (loss), plus (B) depreciation, amortization and other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business), minus (C) non-financed capital expenditures, minus (D) non-cash revenue (excluding, in the reasonable discretion of the Agent, payments that are accrued as non-cash revenue by Borrower which constitute contractual obligations by third Persons intended to reimburse Borrower for actual costs incurred pursuant to such contract but, for the avoidance of doubt and without limitation, including up-front payments and payments for at-risk scientific achievement) in each case of clauses (A), (B), (C) and (D), for the immediately preceding three (3) month period on a trailing basis, divided by (ii) three (3),

Minus

(2)           the product of (i) the current portion of interest bearing liabilities due and payable in the immediately succeeding three months divided by (ii) three.

(c)                                  Effect of Occurrence of IP Security Interest Event.  Immediately upon the occurrence, if at all, of the IP Security Interest Event, (1) Borrower shall automatically and irrevocably and without any further action by Agent or any other party be deemed to pledge and grant to Agent a continuing first priority lien on and security interest in, upon, and to all right, title and interest of Borrower in and to all now owned and hereafter acquired Intellectual Property, (2) Agent shall be automatically authorized to file any UCC financing statements or financing statement amendments to perfect such security interest in Intellectual Property, (3) the IP Security Agreements delivered to the Agent in escrow on the Closing Date pursuant to Section 4.1(g) shall be automatically released from escrow and Agent shall be automatically authorized to file such IP Security Agreements (the schedules to which may be updated by Agent if Borrower acquires or develops additional Intellectual Property between the Closing Date and the IP Security Interest Event) with the United States Patent and Trademark Office or United States Copyright Office, as applicable, and (4) Borrower shall promptly execute such other agreements and take such other actions as Agent may reasonably request to establish, evidence or perfect Agent’s security interest in the Intellectual Property.

(d)                                 Amendments Effective Upon Occurrence of IP Security Interest Event.  Immediately upon the occurrence, if at all, of the IP Security Interest Event, Sections 3.1 and 3.3 of this Agreement shall be automatically and irrevocably and without any further action by Agent or any other party amended as follows:

(i)                      Section 3.1 of the Loan Agreement shall be amended by deleting the definition of “Collateral” provided therein and by substituting, in lieu thereof, the following new definition of “Collateral”:

All of such Loan Party’s personal property of every kind and nature, whether now owned or hereafter acquired by or arising in favor of such Loan Party, and regardless of where located, including, without limitation, all accounts, chattel paper (whether tangible or electronic), commercial tort claims, deposit accounts, documents, equipment, financial assets, fixtures, goods, instruments, investment property (including, without limitation, all securities accounts), inventory, letter-of-credit rights, letters of credit, securities, supporting obligations, cash, cash equivalents, any other contract rights (including, without limitation, rights under any license agreements), or rights to the payment of money, and general intangibles (including, without limitation, all of such Loan Party’s Intellectual Property as defined in Section 3.3 below), and all books and records of such Loan Party relating thereto, and in and against all additions, attachments, accessories and accessions to such property, all substitutions, replacements or exchanges therefor, all proceeds (including, without limitation, any proceeds resulting under insurance policies), insurance claims, products, profits and other rights to payments not otherwise included in the foregoing (with each of the foregoing terms that are defined in the UCC having the meaning set forth in the UCC);

provided, that, the grant of security interest herein shall not extend to and the term “Collateral” shall not include (a) equipment subject to liens permitted pursuant to Section 7.2(c) solely to the extent that with respect to financing agreements entered into in connection therewith (i) prior to the Closing Date, such agreements prohibit the granting of a lien in such equipment or (ii) after the Closing Date, such agreements prohibit the granting of a lien in such equipment after the Loan Parties have used commercially reasonable efforts to get such restriction removed; provided that, upon the termination or expiration of any such financing arrangement or prohibition on such lien such equipment shall automatically be subject to the security interest granted in favor of the Agent hereunder and become part of the “Collateral” or (b) more than 65% of the issued and outstanding voting capital stock of any Subsidiary of the Borrower that is incorporated or organized in a jurisdiction other than the United States or any state or territory thereof.

(ii)                     Section 3.3 of the Loan Agreement shall be amended by deleting such Section 3.3 in its entirety and by substituting in lieu thereof the following new Section 3.3:

3.3.          Grant of Security Interest in Intellectual Property.  The Collateral shall include all intellectual property of each Loan Party, which shall be defined as any and all copyright, trademark, servicemark, patent, design right, software, trade secret and intangible rights of a Loan Party related thereto and any applications, registrations, claims, products, awards, judgments, amendments, renewals, extensions, improvements and insurance claims related thereto, whether now owned or hereafter acquired, or any claims for damages by way of any past, present or future infringement of any of the foregoing (collectively, “Intellectual Property”), together with all accessions and additions thereto, proceeds and products thereof (including, without limitation, any proceeds resulting under insurance policies); provided, further, that the Intellectual Property shall include, without limitation, all cash, royalty fees, other proceeds, accounts and general intangibles that consist of rights of payment to or on behalf of such Loan Party or proceeds from the sale, licensing or other disposition of all or any part of, or rights in, the Intellectual Property by or on behalf of such Loan Party.  In order to perfect or protect Agent’s security interest and other rights in each Loan Party’s Intellectual Property, each Loan Party hereby authorizes Agent to file an intellectual property security agreement, substantially in the form provided by Agent (“IP Security Agreement”) with the United States Patent and Trademark Office or United States Copyright Office, as applicable, and, if requested by Agent, any  similar agreement with any applicable foreign filing office.  If any Loan Party licenses or has licensed (including any sublicenses) any Intellectual Property to a third person in a transaction permitted pursuant to Section 7.3, upon the reasonable request of such Loan Party, Agent shall execute a non-disturbance and attornment agreement (either substantially in the form attached hereto as Exhibit F, with such changes as Agent may reasonably require, or such other form as may be requested by such third party licensee as is reasonably acceptable to the Agent) among the Agent, such Loan Party and the applicable third party licensee, pursuant to which the Agent acknowledges that any transfer of Intellectual Property that is subject to such license would be made subject to the rights and remedies of such licensee under such license so long as such licensee agrees that such license shall continue after such transfer and recognizes the transferee as the licensor of such Intellectual Property for the remainder of the unexpired term of such license.

(e)                                  After the occurrence, if at all, of the first and second IP Security Interest Event after the Closing Date (each a “Subject IP Security Interest Event”) and the exercise of Agent’s rights under Section 3.4 in connection with such Subject IP Security Interest Event, if (i) Borrower has unrestricted balance sheet cash and Cash Equivalents in one or more deposit accounts or securities accounts over which Agent has obtained control by an Account Control Agreement under Section 7.10 below with the aggregate amount greater than the product of (x) twelve (12) multiplied by (y) the Cash Burn Amount, (ii) no Default or Event of Default exists under the Debt Documents, and (iii) Borrower provides to Agent a certificate from an authorized executive officer of Borrower (x) providing a true, correct and complete calculation of the Cash Burn Amount and other amounts required in this Section 3.4(e), accompanied by all financial statements used in such calculations, which such financials shall be certified as true, correct and complete by an authorized executive officer of Borrower, and (y) acknowledging Borrower is exercising its right under this Section 3.4 to cause Agent to release and terminate its security interest in the Intellectual Property, Borrower shall have the right, at Borrower’s sole election, to cause Agent to take all necessary actions to terminate and release Agent’s and Lenders’ security interest in the Intellectual Property.  Notwithstanding anything in the foregoing, if a subsequent IP Security Interest Event shall occur after either of the Subject IP Security Interest Events occur, Agent may exercise any rights that Agent may have under

Section 3.4 of this Agreement with respect to such IP Security Interest Event and, except in the case of a Subject IP Security Interest Event (and then only in accordance with this clause (e)), Borrower shall have no further right to cause Agent to release and terminate its lien with respect to any Intellectual Property of Borrower.

3.5.    Termination of Security Interest.  Upon the date on which all of the Obligations (other than contingent indemnity obligations not yet due and payable) are repaid in full in cash, all of the Commitments hereunder are terminated, and this Agreement shall have been terminated (the “Termination Date”), and upon receipt of a payoff letter or termination agreement executed by the Loan Parties in form and substance reasonably acceptable to Agent, Agent shall, at Loan Parties’ sole cost and expense and without any recourse, representation or warranty, release its liens in the Collateral.

4.              CONDITIONS OF CREDIT EXTENSIONS

4.1.    Conditions Precedent to Term Loan.  No Lender shall be obligated to make its Pro Rata Share of the Term Loan, or to take, fulfill, or perform any other action hereunder, until the following have been delivered to the Agent (the date on which the Lenders make the Term Loan after all such conditions shall have been satisfied in a manner satisfactory to Agent or waived in accordance with this Agreement, the “Closing Date”):

(a)                                  a counterpart of this Agreement duly executed by each Loan Party, Agent and each Lender;

(b)                                 a certificate executed by the Secretary of each Loan Party, the form of which is attached hereto as Exhibit B (the “Secretary’s Certificate”), providing verification of incumbency and attaching (i) such Loan Party’s board resolutions approving the transactions contemplated by this Agreement and the other Debt Documents and (ii) such Loan Party’s articles of incorporation or organization and by-laws, operating agreement or limited liability company agreement, as applicable;

(c)                                  Notes duly executed by Borrower in favor of each applicable Lender (if requested by such Lender);

(d)                                 filed copies of UCC financing statements, collateral assignments, and terminations statements, with respect to the Collateral, as Agent shall request;

(e)                                  certificates of insurance evidencing the insurance coverage, and satisfactory additional insured and lender loss payable endorsements, in each case as required pursuant to Section 6.4 herein;

(f)                                    current UCC lien, judgment, bankruptcy and tax lien search results demonstrating that there are no other security interests or liens on the Collateral, other than Permitted Liens (as defined below);

(g)                                 one or more IP Security Agreements described in Section 3.4 above, duly executed by each Loan Party (which agreements shall be held in escrow by Agent, subject to the confidentiality restrictions set forth in Section 10.13 and not filed in any public office or registry, until the occurrence, if at all, of an IP Security Interest Event);

(h)                                 a certificate of good standing of each Loan Party from the jurisdiction of such Loan Party’s organization and a certificate of foreign qualification from each jurisdiction where such Loan Party’s failure to be so qualified could reasonably be expected to have a Material Adverse Effect (as defined below), in each case as of a recent date acceptable to Agent;

(i)                                     a landlord consent and/or bailee letter in favor of Agent executed by the landlord or bailee, as applicable, for any third party location where (a) any Loan Party’s principal place of business, (b) any Loan Party’s books or records or (c) Collateral with an aggregate value in excess of $50,000 is located, a form of which is attached hereto as Exhibit C-1 and Exhibit C-2, as applicable or such other form as Agent may agree to in its reasonable discretion (each an “Access Agreement”);

(j)                                     a legal opinion of Loan Parties’ counsel, in form and substance satisfactory to Agent;

(k)                                  a completed EPS set-up form, a form of which is attached hereto as Exhibit E (the “EPS Setup Form”);

(l)                                     a completed perfection certificate, duly executed by each Loan Party (the “Perfection Certificate”), a form of which Agent previously delivered to Borrower;

(m)                               one or more Account Control Agreements (as defined below), in form and substance reasonably acceptable to Agent, duly executed by the applicable Loan Parties and the applicable depository or financial institution, for each deposit and securities account to the extent required pursuant to Section 7.10;

(n)                                 a pledge agreement, in form and substance satisfactory to Agent, executed by each Loan Party and pledging to Agent, for the benefit of itself and the Lenders, a security interest in (a) 100% of the shares of the outstanding capital stock, of any class, of each Subsidiary (as defined below) of each Loan Party that is incorporated under the laws of any State of the United States or the District of Columbia, (b) 65% of the shares of the outstanding voting capital stock of each such Foreign Subsidiary and (c) any and all Indebtedness (as defined in Section 7.2 below) owing to Loan Parties (the “Pledge Agreement”);

(o)                                 a guaranty agreement (together with any other guaranty that purports to provide for a guaranty of the Obligation, the “Guaranty”), in form and substance satisfactory to Agent, executed by each Guarantor;

(p)                                 a disbursement instruction letter, in form and substance satisfactory to Agent, executed by each Loan Party, Agent and each Lender (the “Disbursement Letter”);

(q)                                 payment of $786,789.02 of outstanding obligations owing to GECC pursuant to that certain Master Lease Agreement, dated as of November 10, 2004 by and between Borrower, as lessee and GECC, as lessor, together with all schedules relating thereto (the “Outstanding GE Equipment Debt”);

(r)                                    all other documents and instruments as Agent or the Lenders may reasonably deem necessary or appropriate to effectuate the intent and purpose of this Agreement (together with the Agreement, the Notes, the IP Security Agreement (if and when effective in accordance with the terms and conditions of Section 3.4(c)), the Account Control Agreements, the Access Agreements, the Perfection Certificate, the Pledge Agreement, the Guaranty, if any, the Secretary’s Certificate and the Disbursement Letter, and all other agreements, instruments, documents and certificates executed and/or delivered to or in favor of Agent from time to time in connection with this Agreement or the transactions contemplated hereby, the “Debt Documents”);

(s)                                  Agent and Lenders shall have received the fees required to be paid by Borrower, if any, in the respective amounts specified in Section 2.7, and Borrower shall have reimbursed Agent and Lenders for all fees, costs and expenses of closing presented as of the date of this Agreement; and

(t)                                    (i) all representations and warranties in Section 5 below shall be true as of the date of the Term Loan; (ii) no Event of Default or any other event, which with the giving of notice or the passage of time, or both, would constitute an Event of Default (such event, a “Default”) has occurred and is continuing or will result from the making of any Term Loan, and (iii) Agent shall have received a certificate from an authorized officer of each Loan Party confirming each of the foregoing.

4.2.    Post Closing Obligations.  Notwithstanding anything in Section 4.1 to the contrary, the Loan Parties shall deliver those items set forth on that certain Post-Closing Letter, dated of even date herewith, among Agent and the Loan Parties (the “Post-Closing Letter”) in such time periods as are required by such Post-Closing Letter, as the same may be extended by Agent in its discretion in writing pursuant to the terms thereof.  Any failure to deliver such items in accordance with the provisions of the Post-Closing Letter shall constitute an immediate Event of Default.

5.              REPRESENTATIONS AND WARRANTIES OF LOAN PARTIES.

Each Loan Party, jointly and severally, represents, warrants and covenants to Agent and each Lender that:

5.1.    Due Organization and Authorization.  Each Loan Party’s exact legal name is as set forth in the Perfection Certificate and each Loan Party is, and will remain, duly organized, existing and in good standing under the laws of the State of its organization as specified in the Perfection Certificate, has its chief executive office at the location specified in the Perfection Certificate, and is, and will remain, duly qualified and licensed in every jurisdiction wherever necessary to carry on its business and operations, except where the failure to be so qualified and licensed could not reasonably be expected to have a Material Adverse Effect.  This Agreement and the other Debt Documents have been duly authorized, executed and delivered by each Loan Party and constitute legal, valid and binding agreements enforceable in accordance with their terms.  The execution, delivery and performance by each Loan Party of each Debt Document executed or to be executed by it is in each case within such Loan Party’s powers.

5.2.    Required Consents.  No filing, registration, qualification with, or approval, consent or withholding of objections from, any governmental authority or instrumentality or any other entity or person is required with respect to the entry into, or performance by any Loan Party of, any of the Debt Documents, except any already obtained.

5.3.    No Conflicts.  The entry into, and performance by each Loan Party of, the Debt Documents will not (a) violate any of the organizational documents of such Loan Party, (b) violate any law, rule, regulation, order, award or judgment applicable to such Loan Party, or (c) result in any breach of or constitute a default under, or result in the creation of any lien, claim or encumbrance on any of such Loan Party’s property (except for liens in favor of Agent, on behalf of itself and Lenders) pursuant to, any indenture, mortgage, deed of trust, bank loan, credit agreement, or other Material Agreement (as defined below) to which such Loan Party is a party.  As used herein, “Material Agreement” means (i) any agreement or contract to which such Loan Party is a party and involving the receipt or payment of amounts in the aggregate exceeding $100,000 per year (excluding any agreement or contract that involves payment by the Company to another party for materials or supplies (but, for the avoidance of doubt, not equipment) and services in the ordinary course of business and any inbound software license agreement unless such agreement, contract or license grants or purports to grant a security interest or lien in favor of such other party or otherwise constitutes a Material Agreement pursuant to clauses (ii) hereof, but including any other license or other agreement relating to Intellectual Property) and (ii) any agreement or contract to which such Loan Party is a party the termination of which could reasonably be expected to have a Material Adverse Effect.  A description of all Material Agreements as of the Closing Date is set forth on Schedule B hereto.

5.4.    Litigation.  There are no actions, suits, proceedings or investigations pending against or, to the Knowledge of any Loan Party, affecting any Loan Party before any court, federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or, to the Knowledge of any Loan Party, any basis thereof, which involves the possibility of any judgment or liability that could reasonably be expected to have a Material Adverse Effect, or which questions the validity of the Debt Documents, or the other documents required thereby or any action to be taken pursuant to any of the foregoing, nor does any Loan Party have reason to believe that any such actions, suits, proceedings or investigations are threatened.  As used in this Agreement, the term “Material Adverse Effect” means a material adverse effect on any of (a) the operations, business, assets, properties, or condition (financial or otherwise) of Borrower and the Loan Parties, collectively as a whole, (b) the ability of (i) the Loan Parties as a whole to perform any of its repayment obligations or (ii) any Loan Party to perform any other obligation, in each case under any Debt Document to which it is a party, (c) the legality, validity or enforceability of any Debt Document, (d) the rights and remedies of Agent or Lenders under any Debt Document or (e) the validity, perfection or priority of any lien in favor of Agent, on behalf of itself and Lenders, on any of the Collateral.  As used in this Agreement, the term “Knowledge” means, as to any person or entity, such person or entity has knowledge or should have had knowledge after using reasonable diligence.

5.5.    Financial Statements.  (a) All annual and quarterly financial statements delivered to Agent and Lenders pursuant to Section 6.3 have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year end audit adjustments), (b) all monthly financial statements delivered to the Agent and Lenders pursuant to Section 6.3 have been prepared in accordance with historical practices and are consistent in form to those financial statements previously provided to Agent, and (c) since the date of the most recent audited financial statement, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect.  There has been no material adverse deviation from the most recent annual operating plan of Borrower delivered to Agent and Lenders in accordance with Section 6.3.

5.6.    Use of Proceeds; Margin Regulations.  The proceeds of the Term Loan shall be used (i) to repay the Outstanding GE Equipment Debt and (ii) for working capital and general corporate purposes.  As of the Closing Date, except as set forth on Schedule B, no Loan Party and no Subsidiary of any Loan Party owns any Margin Stock.  “Margin Stock” means “margin stock” as such term is defined in Regulation T, U  or X of the Federal Reserve Board.

5.7.    Collateral.  Each Loan Party is, and will remain, the sole and lawful owner, and in possession of, the Collateral, and has the sole right and lawful authority to grant the security interest described in this Agreement.  The Collateral is, and will remain, free and clear of all liens, claims and encumbrances of any kind whatsoever, except for (a) liens in favor of Agent, on behalf of itself and Lenders, to secure the Obligations, (b) liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar liens, in each case imposed by law and arising in the ordinary course of business, and securing amounts that are not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of the applicable Loan Party in accordance with GAAP and which do not involve, in the judgment of Agent, any risk of the sale, forfeiture or loss of any of the Collateral (a “Permitted Contest”), (c) liens existing on the date hereof and set forth on Schedule B hereto, (d) liens securing Indebtedness (as defined in Section 7.2 below) permitted under Section 7.2(c) or (g) below, provided that such liens (i) in the case of Section 7.2(c), do not extend to any property of a Loan Party other than the property (and proceeds thereof) acquired or built, or the improvements or repairs, financed by such Indebtedness or (ii) in the case of Section 7.2(g), do not extend to any property other than the equipment permitted to be financed therewith and the proceeds from the sale or other disposition of such equipment, (e) licenses described in Section 7.3(c) below, (f) pledges or cash deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits (but not including any lien imposed by ERISA) that secure amounts that are not past due or payable, (g) statutory bankers’ liens or rights of set off in deposit or securities accounts in favor of the financial institution at which such deposit or securities account is located, so long as, if an Account Control Agreement is required for such deposit or securities account, such liens or rights of set off have been waived or subordinated in a manner satisfactory to Agent therein, (h) liens arising from deposits of cash or Cash Equivalents securing letters of credit permitted pursuant to Section 7.2(h)  and (i) rights retained by licensors in such licensor’s owned Intellectual Property in connection with inbound licenses and collaboration agreements permitted pursuant to this Agreement (all of such liens described in the foregoing clauses (a) through (i) are called  “Permitted Liens”).

5.8.    Compliance with Laws.

(a)                                  Each Loan Party is and will remain in compliance in all material respects with all laws, statutes, ordinances, rules and regulations applicable to it.

(b)                                 Without limiting the generality of the immediately preceding clause (a), each Loan Party further agrees that it and each of its subsidiaries is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.  No Loan Party nor any of its subsidiaries, affiliates or joint ventures (i) is a person or entity designated by the U.S. Government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. person or entity cannot deal with or otherwise engage in business transactions, (ii) is a person or entity who is otherwise the target of U.S. economic sanctions laws such that a U.S. person or entity cannot deal or otherwise engage in business transactions with such person or entity, or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Debt Document would be prohibited under U.S. law.

(c)                                  Each Loan Party and each of its subsidiaries is in compliance with (i) the Trading with the Enemy Act of 1917, Ch. 106, 40 Stat. 411, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the Uniting and Strengthening America by Providing Appropriate Tools

Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended, and (iii) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(d)                                 Each Loan Party has met the minimum funding requirements of the United States Employee Retirement Income Security Act of 1974 (as amended, “ERISA”) with respect to any employee benefit plans subject to ERISA.  No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  No Loan Party is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

5.9.    Intellectual Property.  The Intellectual Property owned by any Loan Party and any Loan Party’s rights in Intellectual Property is and will remain free and clear of all liens, claims and encumbrances of any kind whatsoever, except for Permitted Liens described in clauses (b)(i), (e) and (i) of Section 5.7.  No Loan Party has nor will it enter into any other agreement or financing arrangement in which a negative pledge in such Loan Party’s Intellectual Property is granted to any other party. As of the Closing Date, except as disclosed in the Perfection Certificate, no Loan Party has any interest in, or title to any Intellectual Property that is (i) a registered trademark or pending trademark application, (ii) a registered copyright or copyright for which an application has been filed or (iii) an issued patent or pending patent application.  Each Loan Party owns or has rights to use all Intellectual Property material to the conduct of its business as conducted by it or proposed to be conducted by it, on the Closing Date and each subsequent date that this representation is remade without, to its Knowledge, any actual or claimed infringement upon the rights of third parties.  Upon filing of the IP Security Agreement in accordance with the terms and conditions of Section 3.4 with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and the filing of appropriate financing statements, all action necessary or desirable to perfect Agent’s lien on Borrower’s Intellectual Property shall have been duly taken.

5.10.        Solvency.  Both before and after giving effect to the Term Loan, the transactions contemplated herein, and the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is and will be Solvent.  As used herein, “Solvent” means, with respect to a Loan Party on a particular date, that on such date (a) the fair value of the property of such Loan Party is greater than the total amount of liabilities, including contingent liabilities, of such Loan Party; (b) the present fair salable value of the assets of such Loan Party is not less than the amount that will be required to pay the probable liability of such Loan Party on its debts as they become absolute and matured; (c) such Loan Party does not intend to, and does not believe that it will, incur debts or liabilities beyond such Loan Party’s ability to pay as such debts and liabilities mature; (d) such Loan Party is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Loan Party’s property would constitute an unreasonably small capital; and (e) such Loan Party is not “insolvent” within the meaning of Section 101(32) of the United States Bankruptcy Code (11 U.S.C. § 101, et. seq), as amended from time to time.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

5.11.        Taxes; Pension.  All tax returns, reports and statements, including information returns, required by any governmental authority to be filed by each Loan Party and its Subsidiaries have been filed with the appropriate governmental authority and all taxes, levies, assessments and similar charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding taxes, levies, assessments and similar charges or other amounts which are the subject of a Permitted Contest.  Proper and accurate amounts have been withheld by each Loan Party from its respective employees for all periods in compliance with applicable laws and such withholdings have been timely paid to the respective governmental authorities.  Each Loan Party has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Loan Party has withdrawn from participation in, or has permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of a Loan Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental authority.

5.12.        Full Disclosure.  Loan Parties hereby confirm that all of the information disclosed on the Perfection Certificate is true, correct and complete as of the date of this Agreement and as of the date of the Term Loan.  No representation, warranty or other statement made by or on behalf of a Loan Party contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading, it being recognized by Agent and Lenders that the projections and forecasts provided by Loan Parties in good faith and based upon reasonable and stated assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.13.        Regulatory Compliance.

(a)                                  Each Loan Party has all valid registrations from the U.S. Food and Drug Administration (“FDA”) or other governmental authority required to conduct its business as currently conducted.  To the Knowledge of the Loan Parties, the FDA is not considering limiting, suspending, or revoking such registrations or changing the marketing classification or labeling of the products of the Loan Parties.  To the Knowledge of the Loan Parties, there is no false or misleading information or significant omission in any product application or other submission to the FDA or any comparable governmental authority.  The Loan Parties have fulfilled and performed their obligations under each FDA registration, and no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such registration.  To the Knowledge of the Loan Parties, any third party that is a manufacturer or contractor for the Loan Parties is in compliance with all registrations required by the FDA or comparable governmental authority insofar as they pertain to the manufacture of product components or products regulated as medical devices and marketed or distributed by the Loan Parties.

(b)                                 All products developed, manufactured, tested, distributed or marketed by or on behalf of the Loan Parties that are subject to the jurisdiction of the FDA or a comparable governmental authority have been and are being developed, tested, manufactured, distributed and marketed in compliance with the FDA laws and regulations and all other applicable laws, statutes, ordinances, rules and regulations (each a “Requirement of Law”), including, without limitation, product approval, good manufacturing practices, labeling, advertising, record-keeping, and adverse event reporting, and have been and are being tested, investigated, distributed, marketed, and sold in compliance therewith, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(c)                                  The Loan Parties are not subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response or commitment made to or with the FDA or any comparable governmental authority.  The Loan Parties have made all notifications, submissions, and reports required by any such obligation, and all such notifications, submissions and reports were true, complete, and correct in all material respects as of the date of submission to FDA or any comparable governmental authority.

(d)                                 No product has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, and there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing relating to any product; (ii) a change in the labeling of any product; or (iii) a termination, seizure or suspension of marketing of any product.  No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any product are pending or threatened against the Loan Parties.

(e)                                  No Loan Party has granted rights to develop, manufacture, produce, assemble, distribute, license, market or sell its products to any other person nor is it bound by any agreement that affects any Loan Party’s exclusive right to develop, manufacture, produce, assemble, distribute, license, market or sell its products, other than (i) licenses permitted pursuant to Section 7.3(c) and (ii) outsourcing service arrangements that do not involve the licensing or other grant of rights in or to Intellectual Property and are not otherwise prohibited by the terms of this Agreement, which are entered into in the ordinary course of business, in all cases described in clause (i) or (ii) above, so long as, to the Knowledge of the Loan Parties, the contracting counter-party is in compliance with all Requirements of Law.

6.              AFFIRMATIVE COVENANTS.

6.1.    Good Standing.  Each Loan Party shall maintain its and each of its Subsidiaries’ existence and good standing in its jurisdiction of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.  Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, in full force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.  “Subsidiary” means, with respect to a Loan Party, any entity the management of which is, directly or indirectly controlled by, or of which an aggregate of more than 50% of the outstanding voting capital stock (or other voting equity interest) is, at the time, owned or controlled, directly or indirectly by, such Loan Party or one or more Subsidiaries of such Loan Party, and, unless the context otherwise requires each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

6.2.    Notice to Agent and Lenders.  Loan Parties shall provide Agent and Lenders with (a) notice of any change in the accuracy of the Perfection Certificate or any of the representations and warranties provided in Section 5 above, either (x) immediately upon the occurrence of any such change if such change affects Agent’s liens or priority with respect to such liens in the Collateral or (y) quarterly (at such time as Borrower’s quarterly financial statements are due) any update to any other information that does not constitute a change described in the immediately preceding clause (x), (b) notice of the occurrence of any Default or Event of Default, promptly (but in any event within 5 days) after the date on which any officer of a Loan Party obtains Knowledge of the occurrence of any such event, (c) notice

(which shall include a copy or electronic link) of all filings and reports any Loan Party is required to file with the Securities and Exchange Commission (“SEC”) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 and any other filings related to any Loan Parties’ purchase or sale of securities, and copies of all notices or other written communication received by any Loan Party from the SEC or any securities exchange or governmental authority exercising a similar function, promptly, but in any event within 5 days of delivering or receiving such information to or from such persons (provided that an electronic link to any such statement, report or notice filed with the SEC shall be sufficient to constitute a copy of the same), (d) a report of any legal actions pending or threatened in writing against any Loan Party or any Subsidiary that could reasonably be expected to result in damages or costs to any Loan Party or any Subsidiary of $250,000 or more promptly, but in any event within 5 days, upon receipt of notice thereof, including without limitation any such legal actions alleging violations of FDA Laws (as such term is defined in Section 6.10 below, (e) on a quarterly basis (at such time as Borrower’s quarterly financial statements are due) a list of any new applications or registrations that any Loan Party has made or filed in respect of any Intellectual Property or a change in status of any outstanding application or registration, (f) notice and copies of (i) any material amendments to any Material Agreements promptly (and in any event within 5 days) of the later of the consummation thereof or the filing with the SEC (provided, that if such documents are filed with the SEC, the Loan Parties shall have satisfied the requirement to deliver the executed documents by providing an electronic link to the applicable SEC filing containing such documents), and (ii) any statements, reports or notices delivered to or by a Loan Party in connection with any Material Agreement with respect to or which allege any breach or default of such Material Agreement promptly (but in any event within 3 days) upon execution or receipt thereof, (g) any notice that the FDA or other similar governmental authority is limiting, suspending or revoking any FDA registration, changing the market classification or labeling of the products of the Loan Parties, or considering any of the foregoing, or (h) notice that any Loan Party has become subject to any administrative or regulatory action, FDA inspection (other than a routine inspection that is not related to any actual or potential violation of a Requirement of Law), Form FDA 483 observation, FDA warning letter, FDA notice of violation letter, or other notice, response or commitment made to or with the FDA or any comparable governmental authority, or notice that any product of any Loan Party has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any product are pending or threatened in writing against any Loan Party.

6.3.    Financial Statements.  Borrower shall deliver to Agent and Lenders (x) monthly unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements within 30 days of each month end, in a form acceptable to Agent and certified by Borrower’s president, chief executive officer or chief financial officer, and (y) quarterly unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements within 5 days after the statements are required to be provided to the SEC and (z) annual audited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements, certified by a recognized firm of certified public accountants, within 5 days after the statements are required to be provided to the SEC.  All audited financial statements delivered pursuant to this Section 6.3 shall be accompanied by the report of an independent certified public accounting firm acceptable to Agent which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status (other than any going concern statement based solely on the amount of cash and Cash Equivalents held by the Loan Parties).  All such monthly statements are to be prepared in accordance with the form previously provided to Agent (with such changes as Agent may approve) and all such quarterly and annual statements are to be prepared using GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year end audit adjustments) and, if Borrower is a publicly held company, are to be in compliance with applicable SEC requirements.  All financial statements delivered pursuant to this Section 6.3 shall be accompanied by a compliance certificate, signed by the chief financial officer of Borrower, in the form attached hereto as Exhibit D, and a management discussion and analysis that includes, with respect to such monthly statements, a comparison to budget for the respective fiscal period and, with respect to such quarterly and annual financial statements, a comparison of performance for such fiscal period to the corresponding period in the prior year.  Borrower shall deliver to Agent and Lenders (i) as soon as available and in any event not later than 60 days after the end of each fiscal year of Borrower, an annual operating plan for Borrower, on a consolidated and, if available, consolidating basis, approved by the Board of Directors of Borrower, for the current fiscal year, in form and substance reasonably satisfactory to Agent and (ii) such budgets, sales projections, or other business, financial, corporate affairs and other information as Agent or any Lender may reasonably request from time to time.

6.4.    Insurance.  Each Loan Party, at its expense, shall maintain, and shall cause each Subsidiary to maintain, insurance (including, without limitation, comprehensive general liability, hazard, and business interruption insurance) with respect to all of its properties and businesses (including, the Collateral), in such amounts and covering such risks as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event with deductible amounts, insurers and policies that shall be reasonably acceptable to Agent.  Borrower shall deliver to Agent certificates of insurance evidencing such coverage, together with endorsements to such policies naming Agent as a lender loss payee or additional insured, as appropriate, in form and substance reasonably satisfactory to Agent.  Each policy shall provide that coverage may not be canceled or altered by the insurer except upon 30 days prior written notice to Agent and shall not be subject to co-insurance.  Each Loan Party appoints Agent as its attorney-in-fact to make, settle and adjust all claims under and decisions with respect to such Loan Party’s policies of insurance, and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments. Agent shall not act as such Loan Party’s attorney-in-fact unless an Event of Default has occurred and is continuing.  The appointment of Agent as any Loan Party’s attorney in fact is a power coupled with an interest and is irrevocable until the Termination Date. Proceeds of insurance shall be applied, at the option of Agent, to repair or replace the Collateral or to reduce any of the Obligations.  Notwithstanding the foregoing, if at the time of the receipt of such insurance proceeds no Default or Event of Default has occurred and is continuing and the Borrower delivers to the Agent a certificate, signed by the Borrower’s chief financial officer, that it intends within one hundred twenty (120) days of receipt thereof (the “Reinvestment Period”) to use all or a portion of such proceeds to purchase assets used or useful in the ordinary course of business, the Borrower may use all or such portion of the proceeds in the manner set forth in such certificate; provided that (i) the aggregate amount of such insurance proceeds so used and not subject to prepayment under this Section 6.4 shall not exceed $500,000 in any fiscal year and (ii) any such proceeds not so used or committed to such use pursuant to a binding agreement within the Reinvestment Period shall, on the first Business Day immediately following such period, be applied in accordance with the immediately preceding sentence.

6.5.    Taxes.  Each Loan Party shall, and shall cause each Subsidiary to, timely file all tax reports and pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, or its income or profits or upon its properties or any part thereof, before the same shall be in default and before the date on which penalties attach thereto, except to the extent such taxes, assessments and governmental charges or levies are the subject of a Permitted Contest.

6.6.    Agreement with Landlord/Bailee.  Unless otherwise agreed to by the Agent in writing, each Loan Party shall obtain and maintain such Access Agreement(s) with respect to any real property on which (a) a Loan Party’s principal place of business, (b) a Loan Party’s books or records or (c) Collateral with an aggregate value in excess of $50,000 is located (other than real property owned by such Loan Party) as Agent may require. With respect to any location described in the immediately preceding sentence where an Access Agreement has not been obtained or required, within five (5) Business Days after the due date for any rental payments with respect to such location, the Borrower shall deliver to Agent evidence in form reasonably satisfactory to Agent that such rental payment was made.

6.7.    Protection of Intellectual Property.  Each Loan Party shall take all necessary actions to: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property to the extent material to the conduct of its business now or heretofore conducted by it or proposed to be conducted by it (the “Material Intellectual Property”), (b) promptly advise Agent in writing of material infringements of such Material Intellectual Property and take all appropriate actions to enforce its rights in such Material Intellectual Property against infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, (c) not allow any such Material Intellectual Property to be abandoned, forfeited or dedicated to the public without Agent’s written consent, and (d) notify Agent promptly, but in any event within 5 days, if it knows or has reason to know that any application or registration relating to any patent, trademark or copyright (now or hereafter existing) material to its business is reasonably likely to become abandoned or dedicated, or if any adverse determination (including the institution of, or any such determination in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Loan Party’s ownership of any Intellectual Property material to its business, its right to register the same, or to keep and maintain the same.  Each Loan Party shall comply with and preserve each of its Intellectual Property licenses pursuant to which it is a licensee (“Licenses”) and observe and perform all of the conditions and obligations to be observed and performed by it thereunder, except (i) solely in the case of software licenses, to the extent such non-compliance could not reasonably be expected to have a Material Adverse Effect or (ii) with respect to the preservation of any such License, where such preservation is no longer useful in the business.  None of Agent or any Lender shall have any obligation or liability under any such License by reason of or arising out of this Agreement, the granting of a lien, if any, in such License or the receipt by Agent (on behalf of itself and Lenders) of any payment relating to any such License.  None of Agent or any Lender shall be required or obligated in any manner to perform or fulfill any of the obligations of any Loan Party under or pursuant to any License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any License, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or which it may be entitled at any time or times.

6.8.    Special Collateral Covenants.

(a)                                  Each Loan Party shall remain in possession of its respective Collateral solely at the location(s) specified on the Perfection Certificate (as the same may be updated in accordance with Section 6.2; provided that prior to such Loan Party occupying or allowing Collateral to be located at any new location, Agent shall have received prior written notice thereof and, if required by Section 6.6, a fully executed and delivered Access Agreement with respect thereto); except that (i) Agent, on behalf of itself and Lenders, shall have the right to possess (A) any chattel paper or instrument that constitutes a part of the Collateral, (B) any other Collateral in which Agent’s security interest (on behalf of itself and Lenders) may be perfected only by possession and (C) any Collateral after the occurrence of an Event of Default in accordance with this Agreement and the other Debt Documents and (ii) the Loan Parties shall be permitted to allow employees to travel with Collateral that constitutes portable goods of a deminimis nature (such as laptop computers, cell phones and similar equipment) so long as such Collateral does not contain the only or primary copy of any books and records or other important information related to the Loan Parties’ business and is not subject to any landlord lien.

(b)                                 Each Loan Party shall (i) use the Collateral only in its trade or business, (ii) maintain all of the Collateral in good operating order and repair, normal wear and tear excepted, and (iii) use and maintain the Collateral only in material compliance with manufacturers’ recommendations and all applicable laws.

(c)                                  Agent and Lenders do not authorize and each Loan Party agrees it shall not (i) part with possession of any of the Collateral (except to Agent (on behalf of itself and Lenders), for maintenance and repair or for a Permitted Disposition), or (ii) remove any of the Collateral from the continental United States other than Collateral (A) described in Section 6.8(a)(ii) or (B) that constitutes applications or registrations of Intellectual Property outside of the United States.

(d)                                 Each Loan Party shall pay promptly when due all taxes, license fees, assessments and public and private charges levied or assessed on any of the Collateral, on its use, or on this Agreement or any of the other Debt Documents.  At its option, Agent may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral and, if the applicable Loan Party fails to do so, may pay for the maintenance, insurance and preservation of the Collateral and effect compliance with the terms of this Agreement or any of the other Debt Documents.  Each Loan Party agrees to reimburse Agent, on demand, all costs and expenses incurred by Agent in connection with such payment or performance and agrees that such reimbursement obligation shall constitute Obligations.

(e)                                  Each Loan Party shall, at all times, keep accurate and complete records of the Collateral.

(f)                                    Each Loan Party agrees and acknowledges that any third person who may at any time possess all or any portion of the Collateral shall be deemed to hold, and shall hold, the Collateral as the agent of, and as pledge holder for, Agent (on behalf of itself and Lenders). Agent may at any time give notice to any third person described in the preceding sentence that such third person is holding the Collateral as the agent of, and as pledge holder for, Agent (on behalf of itself and Lenders).

(g)                                 Each Loan Party shall, during normal business hours, and in the absence of a Default or an Event of Default, upon one Business Day’s prior notice, as frequently as Agent reasonably determines to be appropriate: (i) provide Agent (who may be accompanied by representatives of any Lender at such Lender’s sole expense except as otherwise agreed in Section 10.5) and any of its officers, employees and agents access to the properties, facilities, principal advisors and employees (including officers) of each Loan Party and to the Collateral, (ii) permit Agent (who may be accompanied by representatives of any Lender at such Lender’s sole expense except as otherwise agreed in Section 10.5), and any of its officers, employees and agents, to inspect, audit and make extracts from any Loan Party’s books and records (or at the request of Agent, deliver true and correct copies of such books and records to Agent); provided, that, so long as no Default or Event of Default has occurred and is continuing, the Loan Parties shall only be required to reimburse Agent and any applicable Lender for costs and expenses under Section 10.5 with respect to four (4) such inspections and audits under this Section 6.8(g) during any calendar year, and (iii) permit Agent (who may be accompanied by representatives of any Lender at such Lender’s sole expense except as otherwise agreed in Section 10.5), and its officers, employees and agents, to inspect, audit, appraise, review, evaluate and make test verifications and counts of the Collateral of any Loan Party.  Upon Agent’s request, each Loan Party will promptly notify Agent in writing of the location of any Collateral.  If a

Default or Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as determined by Agent, each such Loan Party shall provide such access to Agent and to each Lender at all times and without advance notice.  Each Loan Party shall make available to Agent and its auditors, as quickly as is possible under the circumstances, originals or copies of all books and records that Agent may reasonably request.

(h)                                 No later than 30 days after the end of each fiscal quarter, a certificate of the chief financial officer of Borrower setting forth in reasonable detail any Margin Stock owned by any Loan Party as of the last day of such fiscal quarter.

6.9.    Further Assurances.  Each Loan Party shall, upon request of Agent or the Requisite Lenders, furnish to Agent and/or Lenders such further information, execute and deliver to Agent such documents and instruments (including, without limitation, UCC financing statements) and shall do such other acts and things as Agent or Requisite Lenders may at any time reasonably request relating to the perfection or protection of the security interest created by this Agreement or for the purpose of carrying out the intent of this Agreement and the other Debt Documents.

6.10.        Compliance with Law.  Each Loan Party shall comply with all applicable statutes, rules, regulations, standards, guidelines, policies and orders administered or issued by any governmental authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Further, each Loan Party shall comply with all applicable statutes, rules, regulations, standards, guidelines, policies and orders administered or issued by the FDA (“FDA Laws”) or any comparable governmental authority, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  All products developed, manufactured, tested, distributed or marketed by or on behalf of the Loan Parties that are subject to the jurisdiction of the FDA or comparable governmental authority shall be developed, tested, manufactured, distributed and marketed in compliance with the FDA Laws and all other Requirements of Law, including, without limitation, product approval, good manufacturing practices, labeling, advertising, record-keeping, and adverse event reporting, and have been and are being tested, investigated, distributed, marketed, and sold in compliance with FDA Laws and all other Requirements of Law, except, in all such cases, where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect,

6.11.  Additional Subsidiaries.  At the time of or prior to the formation or acquisition of any Subsidiary of Borrower, Borrower shall cause to be executed and delivered to Agent the following: (i) by such new Subsidiary other than a Foreign Subsidiary, a Guaranty pursuant to which such Subsidiary shall guarantee the payment and performance of all of the Obligations and pursuant to which Agent, for the benefit of itself and the Lenders, shall be granted a first priority (subject to Permitted Liens) and perfected security interest in all assets of such Subsidiary of the same types constituting “Collateral” under Section 3.1 hereof to secure the Obligations, (ii) by the Borrower or any Guarantor (as applicable) that is such Subsidiary’s direct parent company, an amendment to the Pledge Agreement delivered on the Closing Date or a new Pledge Agreement substantially in the form of the Pledge Agreement delivered on the Closing Date (or otherwise in form and substance reasonably satisfactory to Lender), as applicable, and pursuant to which either (1) all of the capital stock of such new Subsidiary (if such Subsidiary is not a Foreign Subsidiary) or (2) 65% of the capital stock of such new Subsidiary (if such Subsidiary is a Foreign Subsidiary) shall be pledged to Agent, for the benefit of the Lenders, on a first priority and perfected basis to secure the Obligations, and (iii) by the Borrower, such other related documents (including closing certificates, legal opinions and other similar documents) as Agent may reasonably request, all in form and substance reasonably satisfactory to Agent; provided, however, that this Section

6.11 shall not operate as a consent to any formation or acquisition of a Subsidiary that is not expressly permitted under this Agreement.

7.              NEGATIVE COVENANTS

7.1.    Liens.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, create, incur, assume or permit to exist any lien, security interest, claim or encumbrance or grant any negative pledges on any Collateral or Intellectual Property, except Permitted Liens.

7.2.    Indebtedness.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly create, incur, assume, permit to exist, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness (as hereinafter defined), except for (a) the Obligations, (b) Indebtedness existing on the date hereof and set forth on Schedule B to this Agreement, (c) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed, at any time, $4,000,000 less any Indebtedness permitted to be incurred, and incurred, pursuant to clause (g) below and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value (plus taxes, shipping and installation expenses) of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made), (d) obligations under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement entered into by a Loan Party in the ordinary course of business, consistent with industry practice and designed to alter the risks arising from fluctuations in currency values or interest rates, but not for speculative purposes and where the principal amount subject to such agreement or arrangement does not exceed $100,000, guaranties by one or more Loan Parties of the Indebtedness of another Loan Party, so long as such Indebtedness is otherwise permitted pursuant to this Section 7.2, (f) Indebtedness owing by any Loan Party to another Loan Party, provided that (i) each Loan Party shall have executed and delivered to each other Loan Party a demand note (each, an “Intercompany Note”) to evidence such intercompany loans or advances owing at any time by each Loan Party to the other Loan Parties, which Intercompany Note shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the Pledge Agreement as additional Collateral for the Obligations, (ii) any and all Indebtedness of any Loan Party to another Loan Party shall be subordinated to the Obligations pursuant to the subordination terms set forth in each Intercompany Note, and (iii) no Default or Event of Default would occur either before or after giving effect to any such Indebtedness, (g) Indebtedness to finance existing equipment of the Borrower as of the Closing Date in an amount not to exceed $2,000,000 provided that (A) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of such equipment and, (B) if requested by such equipment lender, Agent shall execute an intercreditor agreement with such equipment lender in form and substance satisfactory to Agent pursuant to which Agent agrees to subordinate its lien in such equipment to such equipment lender in a manner reasonably satisfactory to Agent, (h) reimbursement obligations in connection with letters of credit in an amount not to exceed $300,000 and (i) obligations owing to trade creditors incurred in the ordinary course of business and past due by more than 90 days in an amount not to exceed $500,000 in the aggregate so long any such outstanding amounts in excess of $100,000 are subject to a good faith dispute by Borrower and such dispute is customary for arrangements of this type in Borrower’s business.  The term “Indebtedness” means, with respect to any person, at any date, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such person to pay the deferred purchase price of property or services, but excluding obligations to trade creditors incurred in the ordinary course of business and not past due by more than 90 days,  (iv) all capital lease obligations of such person, (v) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (vi) all obligations of such person to purchase securities (or other property) which arise out of or in connection with the issuance or sale of the same or substantially similar securities (or property), (vii) all contingent or non-contingent obligations of such person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (viii) all equity securities of such person subject to repurchase or redemption otherwise than at the sole option of such person, (ix) all “earnouts” and similar payment obligations of such person, (x) all indebtedness secured by a lien on any asset of such person, whether or not such indebtedness is otherwise an obligation of such person, (xi) all obligations of such person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, and (xii) all obligations or liabilities of others guaranteed by such person.

7.3.    Dispositions.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, convey, sell, rent, lease, sublease, mortgage, license, transfer or otherwise dispose of (collectively, “Transfer”) any of the Collateral or any Intellectual Property, except for the following (collectively, “Permitted Dispositions”):  (a) sales of inventory in the ordinary course of business, (b) dispositions by a Loan Party or any of its Subsidiaries of assets that are no longer used or useful in the business of such Loan Party or Subsidiary for cash and fair value so long as (i) no Default or Event of Default exists at the time of such disposition or would be caused after giving effect thereto and (ii) the fair market value of all such assets disposed of does not exceed $50,000 in any calendar year, (c) non-exclusive and/or exclusive licenses and similar agreements providing for the use and collaboration of any Loan Party’s Intellectual Property in the ordinary course of business, so long as, with respect to each such license or other agreement, (i) no Default or Event of Default has occurred and is continuing at the time of such Transfer, (ii) the license constitutes an arms-length transaction in the ordinary course of business (and in the case of an exclusive license, made in connection with a bona fide corporate collaboration or arrangement in the ordinary course of business and approved by the board of directors of the applicable Loan Party) and the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict such Loan Party’s ability to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, (iii) the applicable Loan Party delivers at least fifteen (15) days prior written notice and a brief summary of the terms of the license to Agent (with such updated terms as may become available during such 15 day period), (iv) the applicable Loan Party delivers to Agent copies of the final executed documents in connection with such arrangement promptly (and in any event within 5 days) of the later of the consummation thereof or the filing with the SEC (provided, that if such documents are filed with the SEC, the Loan Parties shall have satisfied the requirement to deliver the executed documents by providing an electronic link to the applicable SEC filing containing such documents) and (v) all royalties, milestone payments or other proceeds paid or payable to or for the benefit of a Loan Party arising from such agreement or arrangement are paid to a deposit account that is governed by an Account Control Agreement, and (d) sales of equipment that has been acquired by a Loan Party solely for the purpose of a sale-leaseback transaction so long as such Loan Party has entered into such sale-leaseback transaction within 180 days of the original acquisition of such equipment and the equipment is sold by such Loan Party for not less than 100% of its original cost to such Loan Party.

7.4.    Change in Name, Location or Executive Office; Change in Business; Change in Fiscal Year.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) change its name or its state of organization, unless the applicable Loan Party shall have given Agent prior written notice thereof and Agent shall have provided to the applicable Loan Party confirmation in writing that all actions reasonably requested by Agent (including any actions necessary to continue the perfection of the Agent’s security interest in the Collateral) have been taken, (b) relocate its chief executive office without 30 days prior written notification to Agent, (c) engage in any business other than or reasonably related or incidental to the businesses currently engaged in by such Loan Party or Subsidiary, (d) cease to conduct business substantially in the manner conducted by such Loan Party or Subsidiary as of the date of this Agreement or (e) without the prior written consent of the Agent (which shall not be unreasonably withheld), change its fiscal year end.

7.5.    Mergers or Acquisitions.  No Loan Party shall merge or consolidate, and no Loan Party shall permit any of its Subsidiaries to merge or consolidate, with or into any other person or entity (other than mergers of a Subsidiary into Borrower in which Borrower is the surviving entity) or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another person or entity or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of another person or entity.

7.6.    Restricted Payments.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) declare or pay any dividends or make any other distribution or payment on account of or redeem, retire, defease or purchase any capital stock (other than (i) the payment of dividends to Borrower or the payment of dividends by a Subsidiary of any Loan Party to such Loan Party, (ii) the payment of dividends or distributions payable solely in Borrower’s capital stock, (iii) the issuance of capital stock upon the exercise or conversion of warrants or options, or (iv) the repurchase of Borrower’s capital stock from employees, former employees, directors or former directors or their permitted transferees or estates upon their death, termination of employment or retirement in an amount not to exceed $100,000 in any fiscal year), (b) purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, (c) make any payment in respect of management fees or consulting fees (or similar fees) to any Affiliate of Borrower (other than that certain Consulting Agreement date April 18, 2005 between Borrower and one of its members of the Board of Directors for scientific advisory services in an amount not to exceed $120,000 in any fiscal year (the “Subject Consulting Agreement”)), (d) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to Borrower, or (e) make any payments on account of intercompany Indebtedness permitted under Section 7.2(f) (except in accordance with the terms of the applicable Intercompany Note then in effect with respect to such intercompany Indebtedness).

7.7.    Investments.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly (a) acquire or own, or make any loan, advance or capital contribution (an “Investment”) in or to any person or entity, (b) acquire or create any Subsidiary (other than the creation of Subsidiaries to engage in businesses reasonably related or incidental to the businesses engaged in by the Loan Parties as of the Closing Date, provided that each of the conditions set forth in Section 6.11 shall have been satisfied on or prior to the date such Subsidiary is created), or (c) engage in any joint venture or partnership with any other person or entity, other than: (i) Investments existing on the date hereof and set forth on Schedule B to this Agreement, (ii) Investments in cash and Cash Equivalents (as defined below), (iii) loans or advances to employees of Borrower or any of its Subsidiaries to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business as presently conducted, provided that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (iii) shall not exceed $50,000 at any time, (iv) intercompany loans among Loan Parties to the extent permitted and subject to the terms and conditions of Section 7.2(e), (v) non-recourse equity capital contributions made by Borrower to any of its Subsidiaries that constitutes a Loan Party, (vi) investments in joint ventures that are entering into license agreements with a Loan Party permitted pursuant to the terms and conditions of Section 7.3, so long as the aggregate value of cash and other assets invested in or contributed to such joint ventures does not exceed $250,000 in the aggregate during the term of this Agreement and all of the applicable Loan Party’s stock or other ownership interests in such joint ventures are pledged to Agent pursuant to an amendment to the Pledge Agreement, and (vii) capital contributions by Borrower or any Guarantor to the Foreign Subsidiaries in an aggregate amount not to exceed $250,000 (collectively, the “Permitted Investments”).  The term “Cash Equivalents” means (u) corporate notes rated at least “A2” by Moody’s and at least “A” by S&P with maturities of less than 365 days (v) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (w) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s or at least “A” from S&P and “A2” from Moody’s, (x) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any entity organized under the laws of any state of the United States, (y) any U.S. dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) Agent or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 or (z) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (v), (w), (x) or (y) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (v), (w), (x) and (y) above shall not exceed 365 days.  For the avoidance of doubt, “Cash Equivalents” does not include (and each Loan Party is prohibited from purchasing or purchasing participations in) any auction rate securities or other corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a Dutch auction.

7.8.    Transactions with Affiliates.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction with any Affiliate (as defined below) of a Loan Party or any Subsidiary of a Loan Party except for (a) Permitted Investments described in clauses (iv) and (v) of such definition, (b) transactions that are in the ordinary course of such Loan Party’s or such Subsidiary’s business, upon fair and reasonable terms that are no more favorable to such Affiliate than would be obtained in an arm’s length transaction and (c) the Subject Consulting Agreement.  As used herein, “Affiliate” means, with respect to a Loan Party or any Subsidiary of a Loan Party, (a) each person that, directly or indirectly, owns or controls 5% or more of the stock or membership interests having ordinary voting power in the election of directors or managers of such Loan Party or such Subsidiary, and (b) each person that controls, is controlled by or is under common control with such Loan Party or such Subsidiary.

7.9.    Compliance.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) fail to comply with the laws and regulations described in clauses (b) or (c) of Section 5.8 herein, (b) use any portion of the Term Loan to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) or (c) fail to comply in any material respect with, or violate in any material respect any other law or regulation (including without limitation any FDA Law) applicable to it.

7.10.  Deposit Accounts and Securities Accounts.  No Loan Party shall directly or indirectly maintain or establish any deposit account or securities account, unless Agent, the applicable Loan Party or Loan Parties and the depository institution or securities intermediary at which the account is or will be maintained enter into a deposit account control agreement or securities account control agreement, as the case may be, in form and substance satisfactory to Agent (an “Account Control Agreement”) (which agreement shall provide, among other things, that (i) such depository institution or securities intermediary has no rights of setoff or recoupment or any other claim against such deposit or securities account (except as agreed to by Agent), other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (ii) such depository institution or securities intermediary shall comply with all instructions of Agent without further consent of such Loan Party or Loan Parties, as applicable, including, without limitation, an instruction by Agent to comply exclusively with instructions of the Agent with respect to such account (such notice, a “Notice of Exclusive Control”)), prior to or concurrently with the establishment of such deposit account or securities account (or in the case of any such deposit account or securities account maintained as of the date hereof, on or before the Closing Date); provided, however, that an Account Control Agreement shall not be required for (x) deposit accounts used solely for the purpose of paying payroll, employee benefits or withholding taxes or (y) any certificate of deposit being used to secure reimbursement obligations for a letter of credit permitted pursuant to Section 7.2(h), in the case of any such deposit account or certificate of deposit described in clauses (x) and (y) so long as the amount of deposits in such accounts does not exceed the amounts necessary to cover such liabilities.  Agent may only give a Notice of Exclusive Control with respect to any deposit account or securities account at any time at which an Event of Default has occurred and is continuing.  At the request of Agent, Borrower shall create or designate a dedicated deposit account or accounts to be used exclusively for payroll or withholding tax purposes.

7.11.  Amendments to Other Agreements.  No Loan Party shall (a) amend, modify or waive any provision of (i) any Material Agreement (unless the net effect of such amendment, modification or waiver is not materially adverse to any Loan Party or adverse in any way to Agent or Lenders), or (ii) any of such Loan Party’s organizational documents (other than in connection with and limited to an action permitted pursuant to Section 7.4(a)), in each case, without the prior written consent of Agent and the Requisite Lenders (not to be unreasonably withheld) or (b) terminate any Material Agreement unless such termination could not reasonably be expected to have a Material Adverse Effect.

8.              DEFAULT AND REMEDIES.

8.1.    Events of Default.  Loan Parties shall be in default under this Agreement and each of the other Debt Documents if (each of the following, an “Event of Default”):

(a)                                  Borrower shall fail to pay (i) any principal when due, or (ii) any interest, fees or other Obligations (other than as specified in clause (i)) within a period of 3 Business Days after the due date thereof (other than on the Term Loan Maturity Date);

(b)                                 any Loan Party breaches any of its obligations under Section 6.1 (solely as it relates to maintaining its existence), Section 6.2, Section 6.3, Section 6.4, or Article 7;

(c)                                  any Loan Party breaches any of its other obligations under any of the Debt Documents and fails to cure such breach within 30 days after the earlier of (i) the date on which an officer of such Loan Party becomes aware, or through the exercise of reasonable diligence should have become aware, of such failure and (ii) the date on which notice shall have been given to Borrower from Agent;

(d)                                 any warranty, representation or statement made or deemed made by or on behalf of any Loan Party in any of the Debt Documents or otherwise in connection with any of the Obligations shall be false or misleading in any material respect at the time such warranty, representations or statement was made or deemed to be made;

(e)                                  any portion of the Collateral in excess of $100,000 is subjected to attachment, execution, levy, seizure or confiscation in any legal proceeding or otherwise, or if any legal or administrative proceeding is commenced against any Loan Party or any portion of the Collateral in excess of $100,000, which in the good faith judgment of Agent subjects any of the Collateral to a material risk of attachment, execution, levy, seizure or confiscation and no bond is posted or protective order obtained to negate such risk;

(f)                                    one or more judgments, orders or decrees shall be rendered against any Loan Party or any Subsidiary of a Loan Party that exceeds by more than $250,000 any insurance coverage applicable thereto (to the extent the relevant insurer has been notified of such claim and has not denied coverage therefor) and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (ii) such judgment, order or decree shall not have been vacated or discharged for a period of 10 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof;

(g)                                 (i)      any Loan Party or any Subsidiary of a Loan Party shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, shall make a general assignment for the benefit of creditors, or shall cease doing business as a going concern, (ii) any proceeding shall be instituted by or against any Loan Party or any Subsidiary of a Loan Party seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) such Loan Party or such Subsidiary, either such proceedings shall remain undismissed or unstayed for a period of 45 days or more or any action sought in such proceedings shall occur or (iii) any Loan Party or any Subsidiary of a Loan Party shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above;

(h)                                 a Material Adverse Effect has occurred;

(i)                                     (i) any provision of any Debt Document shall fail to be valid and binding on, or enforceable against, a Loan Party party thereto, or (ii) any Debt Document purporting to grant a security interest to secure any Obligation shall fail to create a valid and enforceable security interest on any Collateral purported to be covered thereby or such security interest shall fail or cease to be a perfected lien with the priority required in the relevant Debt Document, or any Loan Party shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred;

(j)                                     (i) any Loan Party or any Subsidiary of a Loan Party defaults under any Material Agreement (after any applicable grace period contained therein) where the damages against or other losses incurred by such Loan Party could reasonably be expected to exceed $500,000 or such default gives the other party to such Material Agreement the right to terminate the Material Agreement, (ii) (A) any Loan Party or any Subsidiary of a Loan Party fails to make (after any applicable grace period) any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness (other than the Obligations and Indebtedness permitted pursuant to Section 7.2(i)) of such Loan Party or such Subsidiary having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $250,000 (“Material Indebtedness”), (B) any other event shall occur or condition shall exist under any contractual obligation relating to any such Material Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (without regard to any subordination terms with respect thereto), the maturity of such Material Indebtedness or (C) any such Material Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, or (iii) Borrower or any Subsidiary defaults (beyond any applicable grace period) under any obligation for payments due, or which gives the lessor the ability to terminate the lease, levy upon any Collateral or remove the Borrower or any Collateral from the premises, under any lease agreement that meets the criteria for the requirement of an Access Agreement under Section 6.6;

(k)                                  (i) any of the chief executive officer or the chief financial officer of Borrower as of the date hereof shall cease to be involved in the day to day operations (including research development) or management of the business of Borrower, and an appropriately qualified (including in accordance with industry standards) successor of such officer is not appointed by the board of directors of the Borrower within 120 days of such cessation or involvement, (ii) the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) (other than Kovner (as defined below) of more than thirty-five percent (35%) of the voting power of the voting stock of Borrower by way of merger or consolidation or otherwise, (iii) the acquisition, directly or indirectly, by Bruce Stanley Kovner or, so long as such entity is controlled directly or indirectly by Bruce Stanley Kovner,  CxSynta LLC, a Delaware limited liability company (collectively referred to herein as “Kovner”) of more than fifty percent (50%) of the voting power of the voting stock of Borrower by way of merger or consolidation or otherwise, (iv) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the stockholders of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, or (v) Borrower ceases to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding voting capital stock (or other voting equity interest) of each of its Subsidiaries;

(l)                                     Any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities resulting from product sales cease or are substantially curtailed at facilities of Borrower generating more than 25% of Borrower’s consolidated revenues from product sales for the fiscal year preceding such event and such cessation or curtailment continues for more than thirty (30) days; or

(m)                               (i) The FDA or any other governmental authority initiates enforcement action against any Loan Party, or any supplier of a Loan Party, that causes any Loan Party to discontinue marketing any of its products; (ii) the FDA or any other governmental authority issues a warning letter with respect to any products to any Loan Party which could reasonably be expected to have a Material Adverse Effect; or (iii) any Loan Party conducts a recall of its products which could reasonably be expected to result in liability and expense to any Loan Party of $250,000 or more.

8.2.    Lender Remedies.  Upon the occurrence of any Event of Default, Agent may, and at the written request of the Requisite Lenders shall, terminate the Commitments and declare any or all of the Obligations to be immediately due and payable, without demand or notice to any Loan Party and the accelerated Obligations shall bear interest at the Default Rate pursuant to Section 2.6, provided that, upon the occurrence of any Event of Default specified in Section 8.1(g) above, the Obligations shall be automatically accelerated.  After the occurrence of an Event of Default, Agent shall have (on behalf of itself and Lenders) all of the rights and remedies of a secured party under the UCC, and under any other applicable law.  Without limiting the foregoing, Agent shall have the right to, and at the written request of the Requisite Lenders shall,  (a) notify any account debtor of any Loan Party or any obligor on any instrument which constitutes part of the Collateral to make payments to Agent (for the benefit of itself and Lenders), (b) with or without legal process, enter any premises where the Collateral may be and take possession of and remove the Collateral from the premises or store it on the premises, (c) sell the Collateral at public or private sale, in whole or in part, and have the right to bid and purchase at such sale, or (d) lease or otherwise dispose of all or part of the Collateral, applying proceeds from such disposition to the Obligations in accordance with Section 8.4.  If requested by Agent, Loan Parties shall promptly assemble the Collateral and make it available to Agent at a place to be designated by Agent.  Agent may also render any or all of the Collateral unusable at a Loan Party’s premises and may dispose of such Collateral on such premises without liability for rent or costs.  Any notice that Agent is required to give to a Loan Party under the UCC of the time and place of any public sale or the time after which any private sale or other intended disposition of the Collateral is to be made shall be deemed to constitute reasonable notice if such notice is given in accordance with this Agreement at least 10 days prior to such action.  Effective only upon the occurrence and during the continuance of an Event of Default, each Loan Party hereby irrevocably appoints Agent (and any of Agent’s designated officers or employees) as such Loan Party’s true and lawful attorney to: (i) take any of the actions specified above in this paragraph; (ii) endorse such Loan Party’s name on any checks or other forms of payment or security that may come into Agent’s possession; (iii) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Agent determines to be reasonable; and (iv) do such other and further acts and deeds in the name of such Loan Party that Agent may deem necessary or desirable to enforce its rights in or to any of the Collateral or to perfect or better perfect Agent’s security interest (on behalf of itself and Lenders) in any of the Collateral.  The appointment of Agent as each Loan Party’s attorney in fact is a power coupled with an interest and is irrevocable until the Termination Date.

8.3.    Additional Remedies. In addition to the remedies provided in Section 8.2 above, each Loan Party hereby grants to Agent (on behalf of itself and Lenders) and any transferee of Collateral, solely for purposes of exercising its remedies as provided herein, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Loan Party) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such Loan Party, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, that, such license rights shall be exercisable only during the continuance of an Event of Default and in any event shall terminate on the Termination Date.

8.4.    Application of Proceeds.  Proceeds from any Transfer of the Collateral or the Intellectual Property (other than Permitted Dispositions) and all payments made to or proceeds of Collateral received by Agent during the continuance of an Event of Default shall be applied as follows: (a) first, to pay all fees, costs, indemnities, reimbursements and expenses then due to Agent under the Debt Documents in its capacity as Agent under the Debt Documents, until paid in full in cash, (b) second, to pay all fees, costs, indemnities, reimbursements and expenses then due to Lenders under the Debt Documents in accordance with their respective Pro Rata Shares, until paid in full in cash, (c) third, to pay all interest on the Term Loan then due to Lenders in accordance with their respective Pro Rata Shares (other than interest, fees, expenses and other amounts accrued after the commencement of any proceeding referred to in Section

8.1(g) if a claim for such amounts is not allowable in such proceeding), until paid in full in cash, (d) fourth, to pay all principal on the Term Loan then due to Lenders in accordance with their respective Pro Rata Shares, until paid in full in cash, (e) fifth, to pay all other Obligations then due to Lenders in accordance with their respective Pro Rata Shares (including, without limitation, all interest, fees, expenses and other amounts accrued after the commencement of any proceeding referred to in Section 8.1(g) whether or not a claim for such amounts is allowable in such proceeding), until paid in full in cash, and (f) sixth, to Borrower or as otherwise required by law.  Borrower shall remain fully liable for any deficiency.

9.              THE AGENT.

9.1.    Appointment of Agent.

(a)                                  Each Lender hereby appoints GECC (together with any successor Agent pursuant to Section 9.9) as Agent under the Debt Documents and authorizes the Agent to (a) execute and deliver the Debt Documents and accept delivery thereof on its behalf from Loan Parties, (b) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Debt Documents and (c) exercise such powers as are reasonably incidental thereto.  The provisions of this Article 9 are solely for the benefit of Agent and Lenders and none of Loan Parties nor any other person shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Debt Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other person.  Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Debt Documents.  The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Debt Document or otherwise a fiduciary or trustee relationship in respect of any Lender.  Except as expressly set forth in this Agreement and the other Debt Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by GECC or any of its affiliates in any capacity.

(b)                                 Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Debt Documents (including in any other bankruptcy, insolvency or similar proceeding), and each person making any payment in connection with any Debt Document to any Lender is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Agent and Lenders with respect to any Obligation in any proceeding described in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for Agent and each Lender for purposes of the perfection of all liens created by the Debt Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the liens created or purported to be created by the Debt Documents, (vi) except as may be otherwise specified in any Debt Document, exercise all remedies given to Agent and the other Lenders with respect to the Collateral, whether under the Debt Documents, applicable law or otherwise and (vii) execute any amendment, consent or waiver under the Debt

Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.  Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Debt Document by or through any trustee, co-agent, employee, attorney-in-fact and any other person (including any Lender).  Any such person shall benefit from this Article 9 to the extent provided by Agent.

(c)                                  If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Debt Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any person by reason of so refraining.  Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Debt Document (a) if such action would, in the opinion of Agent, be contrary to law or any Debt Document, (b) if such action would, in the opinion of Agent, expose Agent to any potential liability under any law, statute or regulation or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Debt Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

9.2.    Agent’s Reliance, Etc.  Neither Agent nor any of its affiliates nor any of their respective directors, officers, agents, employees or representatives shall be liable for any action taken or omitted to be taken by it or them hereunder or under any other Debt Documents, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Without limiting the generality of the foregoing, Agent:  (a) may treat the payee of any Note as the holder thereof until such Note has been assigned in accordance with Section 10.1; (b) may consult with legal counsel, independent public accountants and other experts, whether or not selected by it, and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Requisite Lenders, (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Debt Documents; (e) shall not have any duty to inspect the Collateral (including the books and records) or to ascertain or to inquire as to the performance or observance of any provision of any Debt Document, whether any condition set forth in any Debt Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default”; (f) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any lien created or purported to be created under or in connection with, any Debt Document or any other instrument or document furnished pursuant hereto or thereto; and (g) shall incur no liability under or in respect of this Agreement or the other Debt Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties.

9.3.    GECC and Affiliates.  GECC shall have the same rights and powers under this Agreement and the other Debt Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GECC in its individual capacity.  GECC and its affiliates may lend money to, invest in, and generally engage in any kind of business with, Borrower, any of Borrower’s Subsidiaries, any of their Affiliates and any person who may do business with or own securities of Borrower, any of Borrower’s Subsidiaries or any such Affiliate, all as if GECC were not Agent and without any duty to account therefor to Lenders.  GECC and its affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.  Each Lender acknowledges the potential conflict of interest between GECC as a Lender holding disproportionate interests in the Term Loan and GECC as Agent, and expressly consents to, and waives, any claim based upon, such conflict of interest.

9.4.    Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in Section 6.3 and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of each Loan Party and its own decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Term Loan, and expressly consents to, and waives, any claim based upon, such conflict of interest.

9.5.    Indemnification.  Lenders shall and do hereby indemnify Agent (to the extent not reimbursed by Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Debt Document or any action taken or omitted to be taken by Agent in connection therewith; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Debt Document, to the extent that Agent is not reimbursed for such expenses by Loan Parties.  The provisions of this Section 9.5 shall survive the termination of this Agreement.

9.6.    Successor Agent.  Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000.  If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent.  Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Debt Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue.  After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Debt Documents.

9.7.    Setoff and Sharing of Payments.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.8(e), each Lender is hereby authorized at any time or from time to time upon the direction of Agent, without notice to Borrower or any other person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due.  Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations.  Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Term Loan made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loan and the other Obligations in the amount of such participation.  Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.  The term “Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (x) the Commitment of such Lender then in effect (or, if such Commitment is terminated, the aggregate outstanding principal amount of the Term Loan owing to such Lender) by (y) the Total Commitment then in effect (or, if the Total Commitment is terminated, the outstanding principal amount of the Term Loan owing to all Lenders).

9.8.    Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a)                                  Advances; Payments.  If Agent receives any payment for the account of Lenders on or prior to 11:00 a.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day.

If Agent receives any payment for the account of Lenders after 11:00 a.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day. To the extent that any Lender has failed to fund any such payments and Term Loan (a “Non-Funding Lender”), Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.

(b)                                 Return of Payments.

(i)                      If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Loan Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount (including interest accruing on such amount at the Federal Funds Rate for the first Business Day and thereafter, at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)                     If Agent determines at any time that any amount received by Agent under this Agreement must be returned to a Loan Party or paid to any other person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Debt Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to a Loan Party or such other person, without setoff, counterclaim or deduction of any kind.

(c)                                  Non-Funding Lenders.  The failure of any Non-Funding Lender to make any Term Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make the Term Loan, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Term Loan or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Debt Document or constitute a “Lender” (or be included in the calculation of “Requisite Lender” hereunder) for any voting or consent rights under or with respect to any Debt Document.  At Borrower’s request, Agent or a person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such person, all of the Commitments and all of the outstanding Term Loan of that Non-Funding Lender for an amount equal to the principal balance of the Term Loan held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement (as defined below).

(d)                                 Dissemination of Information.  Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to Borrower, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Lenders acknowledge that Borrower is required to provide financial statements to Lenders in accordance with Section 6.3 hereto and agree that Agent shall have no duty to provide the same to Lenders.

(e)           Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Notes or any other Debt Documents (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent and Requisite Lenders.

10.       MISCELLANEOUS.

10.1.        Assignment.  Subject to the terms of this Section 10.1, any Lender may make an assignment to an assignee of, or sell participations in, at any time or times, the Debt Documents, its Commitment, Term Loan or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder.  Any assignment by a Lender shall: (i) except in the case of an assignment to a Qualified Assignee (as defined below), require the consent of each Lender (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) require the execution of an assignment agreement in form and substance reasonably satisfactory to, and acknowledged by, Agent (an “Assignment Agreement”); (iii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Commitment and/or Term Loan to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iv) be in an aggregate amount of not less than $1,000,000, unless such assignment is made to an existing Lender or an affiliate of an existing Lender or is of the assignor’s (together with its affiliates’) entire interest of the Term Loan or is made with the prior written consent of Agent; and (v) include a payment to Agent of an assignment fee of $3,500 (unless otherwise agreed by Agent).  In the case of an assignment by a Lender under this Section 10.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder.  The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment and Term Loan, as applicable, or assigned portion thereof from and after the date of such assignment.  Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”.  In the event any Lender assigns or otherwise transfers all or any part of the Commitments and Obligations, upon the assignee’s or the assignor’s request, Agent shall request that Borrower execute new Notes in exchange for the Notes, if any, being assigned.  Agent may amend Schedule A to this Agreement to reflect assignments made in accordance with this Section.

As used herein, “Qualified Assignee” means (a) any Lender and any affiliate of any Lender and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and in each case of clauses (a) and (b), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that no person proposed to become a Lender after the Closing Date and  determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no person or Affiliate of such person proposed to become a Lender after the Closing Date and that holds any subordinated debt or stock issued by any Loan Party or its Affiliates shall be a Qualified Assignee.

10.2.        Notices.  All notices, requests or other communications given in connection with this Agreement shall be in writing, shall be addressed to the parties at their respective addresses set forth on the signature pages hereto below such parties’ name or in the most recent Assignment Agreement executed by any Lender (unless and until a different address may be specified in a written notice to the other party delivered in accordance with this Section), and shall be deemed given  (a) on the date of receipt if delivered by hand, (b) on the date of sender’s receipt of confirmation of proper transmission if sent by facsimile transmission, (c) on the next Business Day after being sent by a nationally-recognized overnight courier, and (d) on the fourth Business Day after being sent by registered or certified mail, postage prepaid.  As used herein, the term “Business Day” means and includes any day other than Saturdays, Sundays, or other days on which commercial banks in New York, New York are required or authorized to be closed.

10.3.        Correction of Debt Documents.  Agent may correct patent errors and fill in all blanks in this Agreement or the Debt Documents consistent with the agreement of the parties.

10.4.        Performance.  Time is of the essence of this Agreement.  This Agreement shall be binding, jointly and severally, upon all parties described as the “Borrower” and their respective successors and assigns, and shall inure to the benefit of Agent, Lenders, and their respective successors and assigns.

10.5.        Payment of Fees and Expenses.  Loan Parties agree, jointly and severally, to pay or reimburse upon demand for all reasonable fees, costs and expenses incurred by Agent and the Lenders that are Lenders on the Closing Date in connection with (a) the investigation, preparation, negotiation, execution, administration of, or any amendment, modification, waiver or termination of, this Agreement or any other Debt Document, (b) any legal advice relating to Agent’s rights or responsibilities under any Loan Document, (c) the administration of the Loans and the facilities hereunder and any other transaction contemplated hereby or under the Debt Documents and (d) the enforcement, assertion, defense or preservation of Agent’s and Lenders’ rights and remedies under this Agreement or any other Debt Document, in each case of clauses (a) through (d), including, without limitation, reasonable attorney’s fees and expenses, the reasonable or allocated cost of in-house legal counsel, reasonable fees and expenses of consultants, auditors (including internal auditors) and appraisers and UCC and other corporate search and filing fees and wire transfer fees.  Borrower further agrees that such fees, costs and expenses shall constitute Obligations.  This provision shall survive the termination of this Agreement.

10.6.        Indemnity. Each Loan Party shall and does hereby jointly and severally indemnify and defend Agent, Lenders, and their respective successors and assigns, and their respective directors, officers, employees, consultants, attorneys, agents and affiliates (each an “Indemnitee”) from and against all liabilities, losses, damages, expenses, penalties, claims, actions and suits (including, without limitation, related reasonable attorneys’ fees and the allocated costs of in-house legal counsel) of any kind whatsoever arising, directly or indirectly, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with this Agreement, the other Debt Documents or any of the transactions contemplated hereby or thereby (the “Indemnified Liabilities”); provided that, no Loan Party shall have any obligation to any Indemnitee with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction.  In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).  Each Loan Party waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.  This provision shall survive the termination of this Agreement.

10.7.        Rights Cumulative.  Agent’s and Lenders’ rights and remedies under this Agreement or otherwise arising are cumulative and may be exercised singularly or concurrently.  Neither the failure nor any delay on the part of Agent or any Lender to exercise any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege.  NONE OF AGENT OR ANY LENDER SHALL BE DEEMED TO HAVE WAIVED ANY OF ITS RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OTHER AGREEMENT, INSTRUMENT OR PAPER SIGNED BY BORROWER UNLESS SUCH WAIVER IS EXPRESSED IN WRITING AND SIGNED BY AGENT, REQUISITE LENDERS OR ALL LENDERS, AS APPLICABLE.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

10.8.        Entire Agreement; Amendments, Waivers.

(a)                                  This Agreement and the other Debt Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior understandings (whether written, verbal or implied) with respect to such subject matter.  Section headings contained in this Agreement have been included for convenience only, and shall not affect the construction or interpretation of this Agreement.

(b)                                 No amendment, modification, termination or waiver of any provision of this Agreement or any other Debt Document, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, Borrower and Lenders having more than (x) 60% of the aggregate Commitments of all Lenders or (y) if such Commitments have expired or been terminated, 60% of the aggregate outstanding principal amount of the Term Loan (the “Requisite Lenders”); provided, however, that so long as a party that is a Lender hereunder on the Closing Date does not assign any portion of its Commitment or Term Loan, the “Requisite Lenders” shall include such Lender.  Except as set forth in clause (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(c)                                  No amendment, modification, termination or waiver of any provision of this Agreement or any other Debt Document shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase or decrease any Commitment of any Lender or increase or decrease the Total Commitment (which shall be deemed to affect all Lenders), (ii) reduce the principal of or rate of interest on any Obligation or the amount of any fees payable hereunder (other than waiving the imposition of the Default Rate), (iii) postpone the date fixed for or waive any payment of principal of or interest on any Term Loan, or any fees hereunder, (iv) release all or substantially all of the Collateral, or consent to a transfer of all or substantially all of the Intellectual Property, in each case, except as otherwise expressly permitted in the Debt Documents (which shall be deemed to affect all Lenders), (v) subordinate the lien on all or substantially all of the Collateral granted in favor of the Agent securing the Obligations (which shall be deemed to affect all Lenders), (vi) release a Loan Party from, or consent to a Loan Party’s assignment or delegation of, such Loan Party’s obligations hereunder and under the other Debt Documents or any Guarantor from its guaranty of the Obligations (which shall be deemed to affect all Lenders) or (vii) amend, modify, terminate or waive Section 8.4, 9.7 or 10.8(b) or (c).

(d)                                 Notwithstanding any provision in this Section 10.8 to the contrary, no amendment, modification, termination or waiver affecting or modifying the rights or obligations of Agent hereunder shall be effective unless signed by Borrower, Agent and Requisite Lenders.

(e)                                  Each Lender hereby consents to the release by Agent of any lien held by the Agent for the benefit of itself and the Lenders in any or all of the Collateral to secure the Obligations upon (i) the occurrence of any Permitted Disposition pursuant to Section 7.3 and (ii) the termination of the Commitments and the payment and satisfaction in full of the Obligations.

10.9.        Binding Effect.  This Agreement shall continue in full force and effect until the Termination Date; provided, however, that the provisions of this Section and Sections 2.3(e), 9.5, 10.5 and 10.6 and the other indemnities contained in the Debt Documents shall survive the Termination Date.  The surrender, upon payment or otherwise, of any Note or any of the other Debt Documents evidencing any of the Obligations shall not affect the right of Agent to retain the Collateral for such other Obligations as may then exist or as it may be reasonably contemplated will exist in the future.  This Agreement and the grant of the security interest in the Collateral pursuant to Section 3.1 shall automatically be reinstated if Agent or any Lender is ever required to return or restore the payment of all or any portion of the Obligations (all as though such payment had never been made).

10.10.      Use of Logo.  Each Loan Party authorizes Agent and Lenders to use its name, logo and/or trademark without notice to or consent by such Loan Party, in connection with certain promotional materials that Agent may disseminate to the public.  The promotional materials may include, but are not limited to, brochures, video tape, internet website, press releases, advertising in newspaper and/or other periodicals, lucites, and any other materials relating the fact that Agent has a financing relationship with Borrower and such materials may be developed, disseminated and used without Loan Parties’ review.  Nothing herein obligates Agent or any Lender to use a Loan Party’s name, logo and/or trademark, in any promotional materials of Agent or such Lender.  Loan Parties shall not, and shall not permit any of its respective Affiliates to, issue any press release or other public disclosure (other than any document filed with any governmental authority relating to a public offering of the securities of Borrower or otherwise required to be filed with the SEC) using the name, logo or otherwise referring to General Electric Capital Corporation, GE Healthcare Financial Services, Inc. or of any of their affiliates, or any other Lender or its affiliates, the Debt Documents or any transaction contemplated herein or therein without at least two (2) Business Days prior written notice to and the prior written consent of Agent or such Lender, as applicable, unless, and only to the extent that, Loan Parties or such Affiliate is required to do so under applicable law and then, only after consulting with Agent or such Lender, as applicable, prior thereto.

10.11.      Waiver of Jury Trial.  EACH OF LOAN PARTIES, AGENT AND LENDERS UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER DEBT DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG LOAN PARTIES, AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG LOAN PARTIES, AGENT AND/OR LENDERS.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE.  THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING.  THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER DEBT DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS

TRANSACTION OR ANY RELATED TRANSACTION.  THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.12.     Governing Law.  THIS AGREEMENT, THE OTHER DEBT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL; PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.  IF ANY ACTION ARISING OUT OF THIS AGREEMENT OR ANY OTHER DEBT DOCUMENT IS COMMENCED BY AGENT IN THE STATE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR IN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, EACH LOAN PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF NEW YORK.  NOTWITHSTANDING THE FOREGOING, THE AGENT AND LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY (OR ANY PROPERTY) IN THE COURT OF ANY OTHER JURISDICTION THE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS.  ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO LOAN PARTIES AT THEIR ADDRESS DESCRIBED IN SECTION 10.2, OR IF SERVED BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAW.

10.13.     Confidentiality.  Each Lender and Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Debt Document and designated in writing by any Loan Party as confidential, except that such information may be disclosed (a) with the Borrower’s consent, (b) to such Lender’s or Agent’s Related Persons (as defined below) or financing sources, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (c) to the extent such information presently is or hereafter becomes (i) publicly available other than as a result of a breach of this Section 10.13 or (ii) available to such Lender or Agent or any of their Related Persons, as the case may be, from a source (other than any Loan Party) not known by them to be subject to disclosure restrictions, (d) to the extent disclosure is required by any applicable law, rule, regulation, court decree, subpoena or other legal, administrative, governmental or regulatory request, order or proceeding or otherwise requested or demanded by any governmental authority, (e) to the extent necessary or customary for inclusion in league table measurements, (f) (i) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (ii) otherwise to the extent consisting of general portfolio information that does not identify Loan Parties, (g) to current or prospective assignees or participants and to their respective Related Persons, in each case to the extent such assignees, participants or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.13 (and such persons or entities may disclose information to their respective Related Persons in accordance with clause (b) above), (h) to any other party hereto, and (i) in connection with the exercise or enforcement of any right or remedy under any Debt Document, in connection with any litigation or other proceeding to which such Lender or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Loan Parties or their Related Persons referring to a Lender or Agent or any of their Related Persons.  In the event of any conflict between the terms of this Section 10.13 and those of any other contractual obligation entered into with any Loan Party (whether or not a Debt Document), the terms of this Section 10.13 shall govern.  “Related Persons” means, with respect to any person or entity, each affiliate of such person or entity and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such person or entity or any of its affiliates.

10.14.     Counterparts.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each Loan Party, Agent and Lenders, intending to be legally bound hereby, have duly executed this Agreement in one or more counterparts, each of which shall be deemed to be an original, as of the day and year first aforesaid.

BORROWER:

SYNTA PHARMACEUTICALS CORP.

By:	/s/ Keith Ehrlich
Name:	Keith Ehrlich
Title:	Chief Financial Officer

GUARANTOR:

SYNTA SECURITIES CORP.

By:	/s/ Keith Ehrlich
Name:	Keith Ehrlich
Title:	Treasurer

Address For Notices For All Loan Parties:

c/o Synta Pharmaceuticals Corp.
45 Hartwell Avenue
Lexington, Massachusetts 02421
Attention: Chief Financial Officer
Phone: (781) 274-8200
Facsimile: (781) 541-7117

AGENT AND LENDER:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ R. Hanes Whiteley
Name:	R. Hanes Whiteley
Title:	Duly Authorized Signatory

Address For Notices:

General Electric Capital Corporation
c/o GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814
Attention: Senior Vice President of Risk — Life Science Finance
Phone: (301) 961-1640
Facsimile: (301) 664-9891

With a copy to:

General Electric Capital Corporation
c/o GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814
Attention: General Counsel
Phone: (301) 961-1640
Facsimile: (301) 664-9866

LENDER:
MIDCAP FUNDING III, LLC

By:	/s/ Josh Groman
Name:	Josh Groman
Title:	Managing Director

Address For Notices:

7735 Old Georgetown Road
Suite 400
Bethesda, Maryland 20814
Attention: Portfolio Management — Life Sciences
Phone: 301-641-6700
Facsimile: 301-941-1450

SCHEDULE A

COMMITMENTS

Name of Lender	Commitment of such Lender	Pro Rata Share
General Electric Capital Corporation	$10,000,000	66.66667%
MidCap Funding III, LLC	$5,000,000	33.33333%

TOTAL	$15,000,000	100%

EXHIBIT A

FORM OF PROMISSORY NOTE

[                 ,       ]

FOR VALUE RECEIVED, SYNTA PHARMACEUTICALS CORP., a Delaware corporation located at the address stated below (“Borrower”), promises to pay to the order of [Lender] or any subsequent holder hereof (each, a “Lender”), the principal sum of                      and     /100 Dollars ($                              ).  All capitalized terms, unless otherwise defined herein, shall have the respective meanings assigned to such terms in the Agreement.

This Promissory Note is issued pursuant to that certain Loan and Security Agreement, dated as of [September    ], 2010, among Borrower, the guarantors from time to time party thereto, General Electric Capital Corporation, as agent, [the other lenders signatory thereto], and Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), is one of the Notes referred to therein, and is entitled to the benefit and security of the Debt Documents referred to therein, to which Agreement reference is hereby made for a statement of all of the terms and conditions under which the loans evidenced hereby were made.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Agreement.  Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times as are specified in the Agreement.  The terms of the Agreement are hereby incorporated herein by reference.

All payments shall be applied in accordance with the Agreement.  The acceptance by Lender of any payment which is less than payment in full of all amounts due and owing at such time shall not constitute a waiver of Lender’s right to receive payment in full at such time or at any prior or subsequent time.

All amounts due hereunder and under the other Debt Documents are payable in the lawful currency of the United States of America.  Borrower hereby expressly authorizes Lender to insert the date value as is actually given in the blank space on the face hereof and on all related documents pertaining hereto.

This Note is secured as provided in the Agreement and the other Debt Documents.  Reference is hereby made to the Agreement and the other Debt Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security interest, the terms and conditions upon which the security interest was granted and the rights of the holder of the Note in respect thereof.

Time is of the essence hereof.  If Lender does not receive from Borrower payment in full of any Scheduled Payment or any other sum due under this Note or any other Debt Document within 5 days after its due date, Borrower agrees to pay the Late Fee in accordance with the Agreement.  Such Late Fee will be immediately due and payable, and is in addition to any other costs, fees and expenses that Borrower may owe as a result of such late payment.

This Note may be voluntarily prepaid only as permitted under Section 2.4 of the Agreement.  After an Event of Default, this Note shall bear interest at a rate per annum equal to the Default Rate pursuant to Section 2.6 of the Agreement.

Borrower and all parties now or hereafter liable with respect to this Note, hereby waive presentment, demand for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, and all other notices in connection herewith, as well as filing of suit (if permitted by law) and diligence in collecting this Note or enforcing any of the security hereof, and agree to pay (if permitted by law) all expenses incurred in collection, including reasonable attorneys’ fees and expenses, including without limitation, the allocated costs of in-house counsel.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

No variation or modification of this Note, or any waiver of any of its provisions or conditions, shall be valid unless such variation or modification is made in accordance with Section 10.8 of the Agreement.   Any such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given.

IN WITNESS WHEREOF, Borrower has duly executed this Note as of the date first above written.

SYNTA PHARMACEUTICALS CORP.

By:
Name:
Title:

Federal Tax ID #: 04-3508648
Address:	45 Hartwell Avenue
Lexington, Massachusetts 02421

EXHIBIT B

SECRETARY’S CERTIFICATE OF AUTHORITY

[DATE]

Reference is made to the Loan and Security Agreement, dated as of [                    ,      ] (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among SYNTA PHARMACEUTICALS CORP., a Delaware corporation (the “Borrower”), the guarantors from time to time party thereto, General Electric Capital Corporation, a Delaware corporation (“GECC”), as a lender and as agent (in such capacity, together with its successors and assigns in such capacity, “Agent”), and the other lenders signatory thereto from time to time (GECC and such other lenders, the “Lenders”).  Capitalized terms used but not defined herein are used with the meanings assigned to such terms in the Agreement.

I, [                                          ], do hereby certify that:

(i)            I am the duly elected, qualified and acting [Assistant] Secretary of SYNTA PHARMACEUTICALS CORP. (the “Company”);

(ii)           attached hereto as Exhibit A is a true, complete and correct copies of the Company’s [Certificate/Articles of Incorporation or Articles of Organization/Certificate of Formation] and the [Bylaws/LLC Agreement/Partnership Agreement], each of which is in full force and effect on and as of the date hereof;

(iii)          each of the following named individuals is a duly elected or appointed, qualified and acting officer of the Company who holds the offices set opposite such individual’s name, and such individual is authorized to sign the Debt Documents to which the Company is a party and all other notices, documents, instruments and certificates to be delivered pursuant thereto, and the signature written opposite the name and title of such officer is such officer’s genuine signature:

Name	Title	Signature

(iv)          attached hereto as Exhibit B are true, complete and correct copies of resolutions adopted by the Board of Directors/Members of the Company (the “Board”) authorizing the execution, delivery and performance of the Debt Documents to which the Company is a party, which resolutions were duly adopted by the Board on [DATE] and all such resolutions are in full force and effect on the date hereof in the form in which adopted without amendment, modification, rescission or revocation;

(v)           the foregoing authority shall remain in full force and effect, and Agent and each Lender shall be entitled to rely upon same, until written notice of the modification, rescission or revocation of same, in whole or in part, has been delivered to Agent and each Lender, but no such modification, rescission or revocation shall, in any event, be effective with respect to any documents executed or actions taken in reliance upon the foregoing authority before said written notice is delivered to Agent and each Lender; and

(vi)          no Default or Event of Default exists under the Agreement,  and  all representations and warranties of the Company in the Debt Documents are true and correct in all respects on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all respects on and as of such earlier date.

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto set my hand as of the first date written above

Name:
Title:	[Assistant] Secretary

The undersigned does hereby certify on behalf of the Company that he/she is the duly elected or appointed, qualified and acting [TITLE] of the Company and that [NAME FROM ABOVE] is the duly elected or appointed, qualified and acting [Assistant] Secretary of the Company, and that the signature set forth immediately above is his/her genuine signature.

Name:
Title:

EXHIBIT B TO SECRETARY’S CERTIFICATE OF AUTHORITY

FORM OF RESOLUTIONS

BOARD RESOLUTIONS

                     , 200

WHEREAS, SYNTA PHARMACEUTICALS CORP., a Delaware corporation (“Borrower”) has requested that General Electric Capital Corporation, a Delaware corporation (“GECC”), as agent (in such capacity, the “Agent”) and lender, and certain other lenders (GECC and such other lenders, collectively, the “Lenders”) provide a credit facility in an original principal amount not to exceed $[                           ] (the “Credit Facility”); and

WHEREAS, the terms of the Credit Facility are set forth in a loan and security agreement by and among Borrower, the guarantors from time to time party thereto, Agent, and the Lenders and certain related agreements, documents and instruments described in detail below; and

[WHEREAS, as a subsidiary of Borrower,                 , the “Company”) will benefit from the making of the loan(s) to Borrower under the Credit Facility; and]

WHEREAS, the Board of Directors of [Borrower] [Company] (the “Directors”) deems it advisable and in the best interests of [Borrower] [Company] to execute, deliver and perform its obligations under those transaction documents described and referred to below.

NOW, THEREFORE, be it

RESOLVED, that the Credit Facility be, and it hereby is, approved; and further

RESOLVED, that the form of Loan and Security Agreement (the “Loan and Security Agreement”), by and among [Borrower], [Company,] the [other] guarantors from time to time party thereto, Agent and the Lenders, as presented to the Directors, be and it hereby is, approved and the [President, the Chief Executive Officer, Chief Financial Officer, the Vice President or Treasurer] of [Borrower] [Company] (collectively, the “Proper Officers”) be, and each of them hereby is, authorized and directed on behalf of [Borrower] [Company] to execute and deliver to Agent the Loan and Security Agreement, in substantially the form as presented to the Directors, with such changes as the Proper Officers may approve, such approval to be conclusively evidenced by execution and delivery thereof; and further

RESOLVED, that the form of Promissory Note (the “Note”), as presented to the Directors, be, and it hereby is, approved and the Proper Officers be, and each of them hereby is, authorized and directed on behalf of Borrower to execute and deliver to Lender one or more promissory Notes, in substantially the form as presented to the Directors, with such changes as the Proper Officers may approve, such approval to be conclusively evidenced by execution and delivery thereof; and further

RESOLVED, that the form(s) of Intellectual Property Security Agreement, Pledge Agreement and Account Control Agreements (collectively, the “Security Documents”)] and the form of the Disbursement Letter, Guaranty, [INCLUDE OTHER DOCUMENTS AS APPROPRIATE] (together with the Security Documents, the “Ancillary Documents”), each as presented to the Directors, be, and each of them hereby is, approved and the Proper Officers be, and each of them hereby is, authorized and directed on behalf of Borrower to execute and deliver to Agent each of the Ancillary Documents, in substantially the form as presented to the Directors, with such changes as the Proper Officers may approve, such approval to be conclusively evidenced by execution and delivery thereof; and further

RESOLVED, that the Proper Officers be, and each of them hereby is, authorized and directed to execute and deliver any and all other agreements, certificates, security agreements, financing statements, indemnification agreements, instruments and documents (together with the Loan and Security Agreement, the Notes and the Ancillary Documents, the “Debt Documents”) and take any and all other further action, in each case, as may be required or which they may deem appropriate, on behalf of [Borrower] [Company], in connection with the Credit Facility and carrying into effect the foregoing resolutions, transactions and matters contemplated thereby; and further

RESOLVED, that [Borrower] [Company] is hereby authorized to perform its obligations under the Debt Documents, [including, without limitation, the borrowing of any advances made under the Credit Facility and] the granting of any security interest in [Borrower’s] [Company’s] assets contemplated thereby to secure [Borrower’s] [Company’s] obligations in connection therewith; and further

RESOLVED, that in addition to executing any documents approved in the preceding resolutions, the Secretary or any Assistant Secretary of [Borrower] [Company] may attest to such Debt Documents, the signature thereon or the corporate seal of [Borrower] [Company] thereon; and further

RESOLVED, that any actions taken by the Proper Officers prior to the date of these resolutions in connection with the transactions contemplated by these resolutions are hereby ratified and approved; and further

RESOLVED, that these resolutions shall be valid and binding upon [Borrower] [Company].

EXHIBIT C-1

FORM OF LANDLORD CONSENT

[Landlord]

[Address]

[                  ,           ]

Ladies and Gentlemen:

General Electric Capital Corporation (together with its successors and assigns, if any, “Agent”) and certain other lenders (the “Lenders”) have entered into, or is about to enter into, a Loan and Security Agreement, dated as of [DATE] (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) with SYNTA PHARMACEUTICALS CORP. (“Borrower”) [and                  (“Company”)], pursuant to which [Borrower] [Company] has granted, or will grant, to Agent, on behalf of itself and the Lenders, a security interest in certain assets of [Borrower] [Company], including, without limitation, all of [Borrower’s] [Company’s] cash, cash equivalents, accounts, books and records, goods, inventory, machinery, equipment, furniture and trade fixtures (such as equipment bolted to floors), together with all addition, substitutions, replacements and improvements to, and proceeds, including, insurance proceeds, of the foregoing, but excluding building fixtures (such as plumbing, lighting and HVAC systems (collectively, the “Collateral”).  Some or all of the Collateral is, or will be, located at certain premises known as [                  ] in the City or Town of [             , County of                           and State of        ] (“Premises”), and [Borrower] [Company] occupies the Premises pursuant to a lease, dated as of [DATE], between [Borrower] [Company], as tenant, and you, [NAME], as [owner/landlord/mortgagee/realty manager] (as amended, restated, supplemented or otherwise modified from time to time, the “Lease”).

By your signature below, you hereby agree (and we shall rely on your agreement) that: (i) the Lease is in full force and effect and you are not aware of any existing defaults thereunder, (ii) the Collateral is, and shall remain, personal property regardless of the method by which it may be, or become, affixed to the Premises; (iii) you agree to use your best efforts to provide Agent with written notice of any default by [Borrower] [Company] under the Lease resulting in a termination of the Lease (“Default Notice”) and Agent shall have the right, but not the obligation to cure such default within 15 days following Agent’s receipt of such Default Notice, (iv) your interest in the Collateral and any proceeds thereof (including, without limitation, proceeds of any insurance therefor) shall be, and remain, subject and subordinate to the interests of Agent and you agree not to levy upon any Collateral or to assert any landlord lien, right of distraint or other claim against the Collateral for any reason; (v) Agent, and its employees and agents, shall have the right, from time to time, to enter into the Premises for the purpose of inspecting the Collateral; and (vi) Agent, and its employees and agents, shall have the right, upon any default by [Borrower] [Company] under the Agreement, to enter into the Premises and to remove or otherwise deal with the Collateral, including, without limitation, by way of public auction or private sale (provided that, if Agent conducts a public auction or private sale of the Collateral at the Premises, Agent shall use reasonable efforts to notify Landlord first and to hold such auction or sale in a manner that would not unduly disrupt Landlord’s or any other tenant’s use of the Premises).  Agent agrees to repair or reimburse you for any physical damage actually caused to the Premises by Agent, or its employees or agents, during any such removal or inspection (other than ordinary wear and tear), provided that it is understood by the parties hereto that Agent shall not be liable for any diminution in value of the Premises caused by the removal or absence of the Collateral therefrom.  You hereby acknowledge that Agent shall have no obligation to remove or dispose of the Collateral from the Premises and no action by Agent pursuant to this Consent shall be deemed to be an assumption by Agent of any obligation under the Lease and, except as provided in the immediately preceding sentence, Agent shall not have any obligation to you.

You hereby acknowledge and agree that [Borrower’s] [Company’s] granting of a security interest in the Collateral in favor of Agent, on behalf of itself and the Lenders, shall not constitute a default under the Lease nor permit you to terminate the Lease or re-enter or repossess the Premises or otherwise be the basis for the exercise of any remedy available to you.

This Consent and the agreements contained herein shall be binding upon, and shall inure to the benefit of, any successors and assigns of the parties hereto (including any transferees of the Premises).  This Consent shall terminate upon the indefeasible payment of Borrower’s indebtedness in full in immediately available funds and the satisfaction in full of Borrower’s [and Company’s] performance of its obligations under the Agreement and the related documents.

This Consent and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  Delivery of an executed signature page of this Consent or any delivery contemplated hereby by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart thereof.

We appreciate your cooperation in this matter of mutual interest.

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent

By:
Name:
Title:

General Electric Capital Corporation
c/o GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814
Attention: Senior Vice President of Risk — Life Science Finance
Phone: (301) 961-1640
Facsimile: (301) 664-9891

With a copy to:

General Electric Capital Corporation
c/o GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814
Attention: General Counsel
Phone: (301) 961-1640
Facsimile: (301) 664-9866

AGREED TO AND ACCEPTED BY:

[NAME], as [owner/landlord/mortgagee/realty manager]

By:
Name:
Title:

Address:

AGREED TO AND ACCEPTED BY:

[NAME OF LOAN PARTY]

By:
Name:
Title:

Interest in the Premises (check applicable box)

☐            Owner

☐            Mortgagee

☐            Landlord

☐            Realty Manager

Address:

EXHIBIT C-2

FORM OF BAILEE CONSENT

[Letterhead of GE Capital]

            , 200

[NAME OF BAILEE]

Dear Sirs:

Re:  [Name of the Loan Party] (the “Company”)

Please accept this letter as notice that we have entered into or may enter into financing arrangements with the Company under which the Company has granted to us continuing security interests in substantially all personal property and assets of the Company and the proceeds thereof, including, without limitation, certain equipment owned by the Company held by you at the manufacturing facility (the “Premises”) owned by you and located at [              ] (the “Personal Property”).

Please acknowledge that as a result of such arrangements, you are holding all of the Personal Property solely for our benefit and subject only to the terms of this letter and our instructions; provided, however, that until further written notice from us, you are authorized to use and/or release any and all of the Personal Property in your possession as directed by the Company in the ordinary course of business. The foregoing instructions shall continue in effect until we modify them in writing, which we may unilaterally do without any consent or approval from the Company.  Upon receipt of our instructions, you agree that (a) you will release the Personal Property only to us or our designee; (b) you will cooperate with us in our efforts to assemble, sell (whether by public or private sale), take possession of, and remove all of the Personal Property located at the Premises; (c) you will permit the Personal Property to remain on the Premises for forty-five (45) days after your receipt of our instructions or at our option, to have the Personal Property removed from the Premises within a reasonable time, not to exceed forty-five (45) days after your receipt of our instructions; (d) you will not hinder our actions in enforcing our liens on the Personal Property; and (e) after receipt of our instructions, you will abide solely by our instructions with respect to the Personal Property, and not those of the Company.

You hereby waive and release in our favor: (a) any contractual lien, security interest, charge or interest and any other lien which you may be entitled to whether by contract, or arising at law or in equity against any Personal Property; (b) any and all rights granted under any present or future laws to levy or distrain for rent or any other charges which may be due to you against the Personal Property; and (c) any and all other claims, liens, rights of offset, deduction, counterclaim and demands of every kind which you have or may hereafter have against the Personal Property.

You agree that (i) you have not and will not commingle the Personal Property with any other property of a similar kind owned or held by you in any manner such that the Personal Property is not readily identifiable, (ii) you have not and will not issue any negotiable or non-negotiable documents or instruments relating to the Personal Property, and (iii) the Personal Property is not and will not be deemed to be fixtures.

Notwithstanding the foregoing, all of your charges of any nature whatsoever shall continue to be charged to and paid by the Company and we shall not be liable for such charges.

You hereby authorize us to file at any time such financing statements naming you as the debtor/bailee, Company as the secured party/bailor, and us as the Company’s assignee, indicating as the collateral goods of the Company now or hereafter in your custody, control or possession and proceeds thereof, and including any other information with respect to the Company required under the Uniform Commercial Code for the sufficiency of such financing statement or for it to be accepted by the filing office of any applicable jurisdiction (and any amendments or continuations with respect thereto).

The arrangement as outlined herein is to continue without modification, until we have given you written notice to the contrary.

EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LETTER.

Any notice(s) required or desired to be given hereunder shall be directed to the party to be notified at the address stated herein.

The terms and conditions contained herein are to be construed and enforced in accordance with the laws of the State of New York.

This terms and conditions contained herein shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

The Company has signed below to indicate its consent to and agreement with the foregoing arrangements, terms and conditions.  By your signature below, you hereby agree to be bound by the terms and conditions of this letter.

Very truly yours,

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name:
Title: Duly Authorized Signatory

General Electric Capital Corporation
c/o GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814
Attention: Senior Vice President of Risk — Life Science Finance
Phone: (301) 961-1640
Facsimile: (301) 664-9891

With a copy to:

General Electric Capital Corporation
c/o GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814
Attention: General Counsel
Phone: (301) 961-1640
Facsimile: (301) 664-9866

Agreed to:

[NAME OF LOAN PARTY]

By:
Name:
Title:
Address:

[NAME OF BAILEE]

By:
Name:
Title:
Address:

EXHIBIT D

COMPLIANCE CERTIFICATE

[DATE]

Reference is made to the Loan and Security Agreement, dated as of [                 ,       ] (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among SYNTA PHARMACEUTICALS CORP., a Delaware corporation (the “Borrower”), the guarantors from time to time party thereto, General Electric Capital Corporation, a Delaware corporation (“GECC”), in its capacity as agent (in such capacity, together with its successors and assigns, in such capacity, the “Agent”) and lender, and the other lenders signatory thereto (GECC and such other lenders, the “Lenders”).  Capitalized terms used but not defined herein are used with the meanings assigned to such terms in the Agreement.

I, [                                             ], do hereby certify that:

(i)            I am the duly elected, qualified and acting [TITLE] of Borrower;

(ii)           attached hereto as Exhibit A are [the monthly financial statements]/[annual audited financial statements]/[quarterly financial statements] as required under Section 6.3 of the Agreement and that (1) in the case of quarterly and annual financial statements, such financial statements are prepared in accordance with GAAP and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and (2) in the case of monthly financial statements, such financial statements are prepared in accordance with the form previously provided to Agent (with such changes as Agent may approve);

(iii)          no Default or Event of Default has occurred under the Agreement which has not been previously disclosed, in writing, to Agent;

(iv)          all representations and warranties of the Loan Parties stated in the Debt Documents are true and correct in all material respects on and as of the date hereof, except (A) to the extent such representations or warranties (A) contain materiality qualifiers, in which case such representations and warranties are true in correct in all respects and (B) expressly relate to an earlier date, in which case such representations and warranties were true and correct in all respects on and as of such earlier date and (B); and

(v)           with respect to any real property described in Section 6.6 where the Loan Parties have not obtained an Access Agreement, no default or event of default exists under any lease applicable to such real property.

IN WITNESS WHEREOF, I have hereunto set my hand as of the first date written above

Name:
Title:

EXHIBIT E

☐

EPS Setup Form	Submit Via Fax: ATTN: EPS Facilitator (203) 205-2193		GE Healthcare Financial Services Phone: (800) 426-6346 Fax: Fax: (203) 205-2193
1. Sender Information:	Instructions To Enroll In EPS Plan:
Sender Name:		A.	Complete sections 1 - 7 (signature and all other information is required)
Sender Phone Number:		B.	Include a copy of a voided check, on which is noted your bank, branch and account number
		C.	Please submit via Fax to: (203) 205-2193

2.  Authorization Agreement for Pre-Arranged Payment Plan:

(a)                                                                                               (“Borrower”) authorizes General Electric Capital Corporation (“Agent”) to initiate debit entries for payment becoming due pursuant to the terms and conditions set forth in the Loan and Security Agreement, dated as of [DATE] (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among Borrower, the guarantors form time to time party thereto, Agent and the lenders signatory thereto.

(b)                     Borrower understands that the basic term loan payment and all applicable taxes are solely its responsibility.  If payment is not satisfied due to account closure, insufficient funds, or cancellation of any required automated payment services, Borrower agrees to remit payment plus any applicable late charges, as set forth in the Agreement.

(c)                      It is incumbent upon Borrower to give written notice to Agent of any changes to this authorization or the below referenced bank account information 10 days prior to payment date; Borrower may revoke this authorization by giving 10 days written notice to Agent unless otherwise stipulated in the Agreement.

(d)                     If a deduction is made in error, Borrower has the right to be paid within five business days by Agent the amount of the erroneous deduction, provided Agent is notified in writing of such error.

(e)                      Cosigner must also sign if the account is a joint account.

3.  Agent Account Number(s): (Invoice Billing ID, 10-digit number formatted: 1234567-001)

Account:	Account:	Account:	Account:
Account:	Account:	Account:	Account:

4. First Payment Debit Date (mm/dd/yy)	First Payment:

5.  Complete ALL Bank and Borrower Information:

BANK	Name of Bank or Financial Institution:	Bank Account Number:	ABA Routing Number (9-digit number)
INFO	Address of Bank or Financial Institution:	City:	State: Zip Code:

	Signatures	Company	Contact
	Signature of Authorized Signer: Date:	Company Name:	Contact Name:

BORROWER	Name of Joint Account Holder: (Please Print)	Company Address:	Contact Phone Number:

INFO	Signature of Joint Account Holder: Date:	City:	Contact Fax Number:

	Name of Authorized Signer: (Please Print)	State: Zip Code:	Contact email address:

6.  Would you like to have property taxes paid via EPS on above accounts?

Check (X):  YES: ☐            NO: ☐

7.  Would you like to receive a complimentary invoice?

Check (X):  YES: ☐            NO: ☐

EXHIBIT F

[SEE ATTACHED]

NONDISTURBANCE AND ATTORNMENT AGREEMENT

THIS NONDISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is entered into as of                    , 20    , by and among General Electric Capital Corporation, a Delaware corporation, as Agent for certain lenders described below (together with its successors and assigns, the “Agent”), [name of Licensee], a                            (the “Licensee”), and                                 , a                        (the “Company”).

RECITALS

WHEREAS, the Company has entered into that certain Loan and Security Agreement, dated as of                        , 20     (as amended, restated, supplemented, replaced, increased or otherwise modified from time to time, the “Loan Agreement”), by and between the Company, the other credit parties signatory thereto, the lenders signatory thereto (the “Lenders”) and the Agent, as agent for such lender, pursuant to which the Lenders have made and may make certain loans from time to time to the Company on the terms and conditions set forth therein.  To secure the payment in full of all of the Company’s obligations to Agent and Lenders under the Loan Agreement and the other Debt Documents (as such term is defined in the Loan Agreement), the Company has granted to Agent a security interest in substantially all of the assets of the Company, including, without limitation, the patents and patent applications subject to the license referred to below, as described in Exhibit “A” hereto (the “Intellectual Property Rights”);

WHEREAS, the Licensee and the Company propose to enter into a Licensing Agreement in the form attached hereto as Exhibit B pursuant to which the Licensee will license the Intellectual Property Rights from the Company on the terms and conditions thereof (the “License”); and

WHEREAS, Agent, Licensee and the Company desire to enter into this Agreement to set forth the respective rights of the Agent and the Licensee with respect to the Intellectual Property Rights and the License;

NOW, THEREFORE, IT IS AGREED THAT:

1.             Consents.  Subject to the terms and conditions of this Agreement, (a) Licensee hereby acknowledges and consents to the security interest granted to the Agent in the Intellectual Property Rights, in accordance with the terms and conditions of the Loan Agreement and other Debt Documents, (b) Licensee hereby consents and agrees that (i) the Company may sell or otherwise transfer the Intellectual Property Rights to a third party and (ii) Agent may, in accordance with the terms and conditions of the Loan Agreement and other Debt Documents, sell or otherwise transfer the Intellectual Property Rights in connection with the enforcement of its security interest in the Intellectual Property Rights (such action by Agent, an “Enforcement Action”), (c) Licensee hereby consents and agrees to direct all payments under the License exclusively to the deposit account identified in the following wire transfer instructions, or to such other account approved by Agent in writing from time to time:

Bank Name: Deutsche Bank

Bank Address: XXXXXXXXXX

ABA#: XXXXXXXXXX

Account #: XXXXXXXXXX

Account Name: GECC/HFS Wire Transfer Receipts

Ref: [Company Name]

and (d) Agent hereby acknowledges and consents to the License.

2.             Nondisturbance.  If the Company sells or otherwise transfers the Intellectual Property Rights in a transaction consented to by Agent, or if Agent sells or otherwise transfers the Intellectual Property Rights in connection with an Enforcement Action, the Company and Agent each agree that such transfer of the Intellectual Property Rights shall be made subject to all rights of the Licensee under the License, and none of the Licensee’s rights under the License shall be discharged, waived, modified, impaired or terminated solely as a result of such transfer of the Intellectual Property Rights.

3.             Attornment.  If the Company’s interest in any of the Intellectual Property Rights is transferred in connection with a sale by the Company that is consented to by Agent, or the exercise by Agent of any Enforcement Action, then, subject to the provisions of this Agreement, the License shall nevertheless continue in full force and effect and the Licensee shall attorn to the transferee of such Intellectual Property Rights (the “Transferee”) and recognize the Transferee as the licensor of the Intellectual Property Rights for the remainder of the unexpired term of the License.  In order to confirm such attornment, upon the written request of Agent and the Transferee after such transfer, the Licensee shall execute and deliver to Agent either (i) an agreement of attornment in form and content reasonably satisfactory to Agent whereby the Licensee confirms the provisions of the immediately preceding sentence and agrees to perform all the terms, covenants and conditions of the License on the Licensee’s part to be performed for the benefit of the Transferee with the same force and effect as if the Transferee were the originally named licensor of such Intellectual Property Rights in the License, or (ii) a new license with respect to the transferred Intellectual Property Rights with the Transferee, as licensor, for the remaining term of the License with respect to the transferred Intellectual Property Rights and otherwise on the same terms and conditions and with the same options, if any, then remaining under the License.  No provision of this Agreement shall be construed to obligate Agent to cure any default by the Company under the License, and no provision of this Agreement shall be construed to obligate any Transferee to cure any default by the Company under the License occurring prior to the date on which the Transferee succeeds to the Company’s rights, it being expressly agreed that under no circumstances shall Agent or the Transferee be obligated to remedy any such default except, in the case of the Transferee, to the extent that such default continues after the Transferee takes title to the transferred Intellectual Property Rights.

4.             Notices.  All notices and other communications hereunder shall be sent by certified or registered mail (postage prepaid, return receipt requested) to the respective parties hereto at the address indicated on the signature pages hereof, or to such other address or person as may be specified in a notice sent in accordance with the provisions of this section.

5.             Binding Effect.  This Agreement shall apply to, bind and inure to the benefit of the parties hereto and their respective successors and assigns, including any Transferee or other party acquiring any right, title or interest in any of the Intellectual Property Rights.  As used herein, the term Licensee shall mean and include the present Licensee under the License, any sublicensee permitted under the License, any assignee of the Licensee permitted under the License and any successor of any of them.  The term Agent as used herein shall include the successors and assigns of Agent, and any party that shall succeed to Agent’s rights and obligations under the Loan Agreement.

6.             WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF THE PARTIES HERETO WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

7.             Miscellaneous Provisions.  This Agreement shall be governed by and construed in accordance with the internal laws of the state of New York, without giving effect to conflicts of law principles.  This Agreement constitutes the parties’ entire agreement relating to the subject matter hereof.  Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force and effect.  Any amendment to or waiver or termination of this Agreement shall be of no force and effect unless it is in writing and signed by all the parties hereto.  If, in any action before any court or agency legally empowered to enforce any term, such term is found to be unenforceable, then it shall be deemed modified to the extent necessary to make it enforceable by such court or agency.  If any term is not so curable, its unenforceability shall not affect the other provisions hereof but this Agreement shall be construed as if such unenforceable term had never been contained herein.  No provision hereof shall be interpreted to provide or create any rights of any kind in any third party unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely to the parties hereto.  This Agreement may be executed in any number of counterparts, and by each party in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of a signature page to this Agreement.  Captions and headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent

By:
Name:
Title:

Address for notices:

General Electric Capital Corporation
c/o GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814
Attention: General Counsel
Telephone: (301) 961-1640
Facsimile: (301) 664-9866

[Name of Licensee], as Licensee

Address for notices:

[ ], as the Company

By:
Name:
Title:

Address for notices:

EXHIBIT A

Description of Intellectual Property Rights

EXHIBIT B

Licensing Agreement